Exhibit T3C-4

LIGHT SERVIÇOS DE ELETRICIDADE S.A.

as the Issuer

and

LIGHT S.A. – EM RECUPERAÇÃO JUDICIAL

as the Guarantor

INDENTURE

Dated as of December [●], 2024

THE BANK OF NEW YORK MELLON

as Trustee

i

Article Nine
SUPPLEMENTAL INDENTURES

Section 901.	Supplemental Indentures Without Consent of Holders	64
Section 902.	Supplemental Indentures with Consent of Holders	65
Section 903.	Execution of Supplemental Indentures	66
Section 904.	Effect of Supplemental Indentures	66
Section 905.	Reference in Notes to Supplemental Indentures	66
Section 906.	Notice of Supplemental Indentures	66

Article Ten
COVENANTS

Section 1001.	Payment of Principal, Premium and Interest	66
Section 1002.	Maintenance of Office or Agency	67
Section 1003.	Money for Security Payments to Be Held in Trust	68
Section 1004.	Payment of Taxes	69
Section 1005.	Corporate Purpose	69
Section 1006.	Restricted Payments	70
Section 1007.	Financial Covenants	70
Section 1008.	Repurchase of Securities upon a Spin-Off, Merger or Incorporation.	70
Section 1009.	Mandatory Prepayment	72
Section 1010.	Compliance with Applicable Laws	73
Section 1011.	Maintenance of Governmental Approvals	73
Section 1012.	Maintenance of Insurance	73
Section 1013.	Maintenance of Books and Records	73
Section 1014.	Further Assurances	74
Section 1015.	Financial Statements	74
Section 1016.	Ranking	75
Section 1017.	Maintenance of Listing	75
Section 1018.	Maintenance of Authorizations	75
Section 1019.	Assignments	75
Section 1020.	Compliance with Environmental and Labor Laws	76
Section 1021.	Rating Agencies	76
Section 1022.	Compliance with Anticorruption Laws	77
Section 1023.	Services provided by Affiliates	77
Section 1024.	Derivatives	77

Article Eleven
REDEMPTION OF SECURITIES

Section 1101.	Applicability of Article	77
Section 1102.	Election to Redeem; Notice to Trustee	78
Section 1103.	Selection of Securities to be Redeemed	78
Section 1104.	Notice of Redemption	79
Section 1105.	Notice to Singapore Stock Exchange	79
Section 1106.	Deposit of Redemption Price	79
Section 1107.	Notes Payable on Redemption Date	80
Section 1108.	Notes Redeemed in Part	80
Section 1109.	Optional Redemption	80
Section 1110.	Mandatory Redemption	81

Article Twelve
NOTES GUARANTEE

Section 1201.	The Notes Guarantee	81
Section 1202.	Notes Guarantee Unconditional	81
Section 1203.	Discharge, Reinstatement	82
Section 1204.	Waiver by the Guarantor	82
Section 1205.	Subrogation and Contribution	82
Section 1206.	Stay of Acceleration	83
Section 1207.	Execution and Delivery of the Notes Guarantee	83

Article Thirteen
DEFEASANCE AND COVENANT DEFEASANCE

Section 1301.	Option to Effect Legal Defeasance or Covenant Defeasance	83
Section 1302.	Legal Defeasance and Discharge	83
Section 1303.	Covenant Defeasance	84
Section 1304.	Conditions to Legal Defeasance or Covenant Defeasance	84
Section 1305.	Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions	86
Section 1306.	Reinstatement	86

v

Article Fourteen
COLLATERAL

Section 1401.	Collateral Documents	87
Section 1402.	Non-Impairment of Liens	88
Section 1403.	Release of Collateral	88
Section 1404.	Release upon Termination of the Issuer’s Obligations.	89
Section 1405.	Suits to Protect the Collateral	89
Section 1406.	Authorization of Receipt of Funds by the Trustee Under the Collateral Documents	89
Section 1407.	Possession of Collateral	90
Section 1408.	Further Assurances	90

EXHIBITS

Exhibit A	Form of Initial Notes
Exhibit B	[Form of Collateral Agency Agreement]

INDENTURE dated as of December [●], among Light Serviços de Eletricidade S.A., a sociedade por ações incorporated and existing under the laws of the Federal Republic of Brazil, having its principal office at Avenida Marechal Floriano, 168, Centro, Rio de Janeiro, RJ, 20080-002 (“Light SESA” or the “Issuer”), Light S.A. - Em Recuperação Judicial, a sociedade por ações incorporated and existing under the laws of the Federal Republic of Brazil, having its principal office at Avenida Marechal Floriano, 168, Centro, Rio de Janeiro, RJ, 20080-002 (the “Guarantor” or “Light”) and The Bank of New York Mellon, as trustee (the “Trustee”).

Recitals of the ISSUER AND THE GUARANTOR

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of U.S.$[●] aggregate principal amount of 4.210% senior notes due 2032 and, if and when issued, any Additional Notes as provided herein (the “Notes”).

The Guarantor has duly authorized the execution and delivery of an irrevocable and unconditional guarantee to each Holder and the Trustee of the due and punctual payment of the principal of, and any premium and any interest on, the Notes when they become due and payable, whether at the Maturity Date, upon acceleration, redemption or otherwise and the payment and performance of the obligations of the Issuer under this Indenture (the “Notes Guarantee” and together with the Notes, the “Securities”).

For purposes of this Indenture the term the “Guarantor” means Light and its successors excluding its Subsidiaries and the term the “Issuer” means Light SESA and its successors under this Indenture, in each case excluding their respective Subsidiaries.

All things necessary to make this Indenture a legal, valid, binding and enforceable agreement of the Issuer and the Guarantor in accordance with its terms have been done.

Agreements of the Parties

The parties hereto mutually agree as follows:

Article One

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 101. Definitions. For all purposes of this Indenture and of any indenture supplemental hereto, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned to them under and in accordance with IFRS (as defined below);

(c) all references in this instrument to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this instrument. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(d) “including” and words of similar import shall be deemed to be followed by “without limitation;” and

(e) all agreements of the Trustee and the Agents in this Indenture and the Collateral Documents will bind their respective successor.

“Act,” when used with respect to any Holder, has the meaning specified in Section 104.

“Additional Amounts” has the meaning specified in Section 309.

“Additional Notes” has the meaning specified in Section 313.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Paying Agent, collateral agent, transfer agent, Registrar, co-registrar or any other agent appointed by the Issuer pursuant to the terms of this Indenture.

“Agent Members” has the meaning specified in Section 204.

“ANEEL” means the National Electric Energy Agency (Agência Nacional de Energia Elétrica), the Brazilian electricity regulator.

“Anti-Corruption Laws” means national or foreign laws, rules or regulations, against terrorism financing, money laundering, corruption or acts that are harmful to public administration, including, without limitation, Law No. 6,385, of December 7, 1976, Law No. 7,492, of June 16, 1986, Law No. 8,137, of December 27, 1990, Law No. 8,429, of June 2, 1992, Law No. 14,133, of April 1, 2021 (or other public administration bidding rules and contracts), Law No. 9,613, of March 3, 1998, Law No. 12,529, of November 30, 2011, Law No. 12,846, of August 1, 2013, Decree No. 11,129, of July 18 of 2022, Decree-Law No. 2,848/40, Decree No. 5,687, of January 31, 2006 (which promulgated the United Nations Convention against Corruption, adopted by the United Nations General Assembly on October 31, 2003), the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, any ordinances and normative instructions issued by the General Comptroller’s Office in accordance with the abovementioned laws and decrees, as well as all laws, decrees, regulations and other normative acts related to the abovementioned matters issued by any governmental authority with jurisdiction over the Issuer.

“Authenticating Agent” means any Person authorized by the Trustee to authenticate Securities under Section 612.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of the board of directors of such Person, or similar governing body of such Person, including any managing partner or similar entity of such Person.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary (or equivalent) of the Issuer or the Guarantor, as applicable, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Brazil” means The Federal Republic of Brazil.

“Brazilian Civil Code” means the Brazilian Law No. 10,406, of January 10, 2002, as amended.

“Brazilian Civil Procedure Code” means the Brazilian Law No. 13,105, of March 16, 2015, as amended.

“Brazilian Corporate Law” means the Brazilian Federal Law No. 6,404, of December 15, 1976, as amended.

“Brazilian Power Concessions Renewal Law” means Brazilian federal Law 12,783/2013 (previously enacted as Provisional Measure 579/2012), as amended.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City, New York or São Paulo or Rio de Janeiro, Brazil are authorized or required by law to close.

“Calculation Period” means, after a period of 36 months from the date of this Indenture, and not before the period of 42 months from the date of this Indenture, the annual period in which the Issuer’s Cash and Cash Equivalents shall be calculated to verify the existence of a Cash Surplus to be used for the Mandatory Prepayment of the Secured Obligations, subject to the priority established by the Reorganization Plan. The first measurement will occur as of the first September 30 falling 36 months from the date of this Indenture, and the subsequent measurements will occur annually on September 30 of each subsequent year, based on the audited consolidated financial statements of the Issuer.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person and partnership interests, but excluding any debt securities convertible into or exchangeable for such equity.

“CCEE” means the Brazilian Energy Trading Chamber (Câmara de Comercialização de Energia Elétrica) or any successor or replacement thereof.

“Cash and Cash Equivalents” means the cash balances, bank deposits and financial investments with immediate liquidity (maturing within three (3) months) and which are classified as financial assets at fair value through profit or loss and are recorded at their original value plus income earned and calculated on a pro rata basis, which is equivalent to their respective market value.

“Cash Surplus” means available funds of the Issuer, including Cash and Cash Equivalents and financial investments classified as short and/or long-term on the Issuer’s balance sheet, as of September 30 of each year, after subtracting R$1,000,000,000.00 (one billion Reais) (“Minimum Cash”), as adjusted for the IPCA from [date], and adjusted by the net regulatory liabilities of the Issuer’s regulatory assets. Such amount shall be increased by an amount equivalent to the repayment obligations and interest on loans, financing and issuances on local and/or foreign capital markets, due by November 15 of the applicable fiscal year.

“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil).

“Collateral Agency Agreement” means the collateral agency agreement to be entered into by the Trustee and the Collateral Agent, in connection with the appointment of the Collateral Agent to act as a collateral agent in respect to the Collateral Documents.

“Collateral Agent” means TMF Brasil Administração e Gestão de Ativos Ltda. or any other appointed collateral agent.

“Collateral Documents” means, collectively, the (i) Fiduciary Assignment Agreement over on Net Indemnity and Other Covenants (Contrato de Cessão Fiduciária sobre Indenização Líquida e Outras Avenças) executed, on or about the date hereof, by and among, the Collateral Agent, the Issuer, as the guarantor, and the Guarantor, as consenting intervening party; (ii) Fiduciary Assignment Agreement over Receivables and Escrow Account and Other Covenants (Contrato de Cessão Fiduciária de Recebíveis e Conta Vinculada e Outras Avenças) executed, on or about the date hereof, by and among the Collateral Agent, the Issuer, as the guarantor, and the Guarantor, as consenting intervening party; and (iii) Escrow Account Deposit Agreement (Contrato de Depósito) executed, on or about the date hereof, by and among the Collateral Agent, the Issuer, as the guarantor, and Banco Santander (Brasil) S.A., as escrow account bank, in each case, as may be amended, amended and restated, supplemented or otherwise modified from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Control” has the meaning assigned to it in article 116 of the Brazilian Corporate Law.

“Clearstream” means Clearstream Banking, société anonyme.

“Concession(s)” means (a) the Concession Agreement; and (b) any other concession agreement entered into after the Issue Date.

“Concession Agreement” means the concession granted to the Guarantor or its Subsidiaries by means of Concession Agreement No. 01/1996 dated as of June 4, 1996, as amended, granting a transmission concession to Light SESA for a specified period ending on June 4, 2026.

“Consolidated Adjusted EBITDA” means, based on the most recent consolidated financial statements of the Guarantor and its Subsidiaries delivered to the Trustee in compliance with this Indenture, for the four most recent consecutive fiscal quarters, the Guarantor’s Consolidated Net Income (a) plus, to the extent deducted in calculating such Consolidated Net Income (without duplication), the sum of:

(1) tax expenses on Consolidated Net Income;

(2) Consolidated Adjusted Gross Interest Expense;

(3) depreciation and amortization;

(4) extraordinary non-recurring losses;

(5) positive and negative adjustments to the Parcel A Variation Adjustment Account (CVA – Conta de Ajustes das Variações da Parcela A), which are not included in the Guarantor’s operational results, and

(6) other operational items that do not constitute cash outflow and that reduce Consolidated Net Income.

(b) minus (to the extent deducted in calculating such Consolidated Net Income (without duplication)): (a) financial income, (b) extraordinary non-recurring gains, and (c) other operational revenues that increase Consolidated Net Income and that do not constitute cash.

“Consolidated Adjusted Gross Interest Expense” means, based on the most recent consolidated financial statements of the Guarantor and its Subsidiaries for the four most recent full fiscal quarters for which the Guarantor has provided to the Trustee consolidated Financial Statements of the Guarantor and its Subsidiaries, the total interest accrued on the amount of debt payable in such period, including commissions, discounts, fees and expenses arising from letters of credit and acceptance of financing, to the extent that such financing constitutes debt, including interest expenses related to funds and/or pension plans.

“Consolidated Net Income” means based on the consolidated financial statements of the Guarantor and its Subsidiaries relating to the four immediately previous quarters, the Guarantor’s net profit (or loss), excluding (i) net profit (or loss) of any entity existing before the date on which such entity became a Subsidiary of the Guarantor or has been incorporated or merged with the Guarantor or its Subsidiaries; (ii) gains or losses relating to the disposal of assets of the Guarantor or its Subsidiaries; (iii) the accumulated effect of changes to accounting principles; (iv) any losses resulting from exchange rate fluctuations; (v) any gain or loss realized after the termination of any employee pension benefit plan; (vi) net profit from discontinued operations; and (vii) tax effects of any of the items described above.

“Corporate Trust Office” means the principal office of the Trustee in New York, New York at which at any particular time its corporate trust business shall be principally administered, which office at the date hereof is located at The Bank of New York Mellon, 240 Greenwich Street, 7 East New York, New York 10286, Attention: LATAM Cross Border, e-mail: gcs.specialty.glam.conv@bny.com, or such other address as the Trustee may designate from time to time by notice to the Issuer.

“Covenant Defeasance” has the meaning specified in Section 1203.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Debt” means the sum of all consolidated financial debts of the Guarantor and its Subsidiaries to individuals and/or legal entities, including loans and financing with third parties and issuance of fixed income securities, whether or not convertible into shares, in the local and/or international capital markets, as well as securitization of the Guarantor’s credit rights and receivables, including operations such as derivatives and debts related to funds and/or pension plans.

“Default” means any event which is an Event of Default or which, after notice or passage of time or both would be an Event of Default.

“Defaulted Interest” has the meaning specified in Section 308.

“Depositary” means with respect to the Notes, unless otherwise specified by the Issuer pursuant to Section 204, DTC or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulation.

“Directives” has the meaning specified in Section 309(a)(vii).

“Director” means a member of the Board of Directors.

“DTC” means The Depository Trust Company.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Energy Hedge Agreement” means, with respect to any Person, any agreement relating to any swap, option, exchange, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against the price of energy (including capacity, energy and ancillary services).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear System.

“Event of Default” has the meaning specified in Section 501.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning specified in Section 104(g).

“Fair Market Value” of any property, asset, share of Capital Stock, other security, Investment or other item means, on any date, the fair market value of such property, asset, share of Capital Stock, other security, Investment or other item on that date as determined in good faith by the management of the Guarantor.

“FI-FGTS” means the Fundo de Investimento do Fundo de Garantia do Tempo de Serviço (an investment fund) organized, managed and operated according to CVM Instruction No. 462, dated as of November 26, 2007, as amended.

“Fiduciary Assignment” means a fiduciary assignment (cessão fiduciária) governed by Brazilian law.

“FIDC” means a Fundo de Investimento em Diretos Creditórios – FIDC (receivables investment fund) organized, managed and operated according to CVM Instruction No. 356, dated as of December 17, 2001, as amended.

“Financial Investments” means investments with a maturity of more than 3 months and/or that have redemption restrictions, not being considered immediately liquid by the Guarantor and which are measured at fair value through profit or loss.

“First Priority Debentures” means the debentures issued by the Issuer pursuant to the 9th, 15th, 16th, 17th, 19th, 20th, 21st, 22nd, 23rd, 24th and 25th issuances of debentures (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, pursuant to which the first priority debentures have been issued and are guaranteed pursuant to the laws of Brazil.

“First Priority Secured Debt” means each of (i) the First Priority Debentures, and (ii) the Notes.

“First Priority Secured Debt Documents” means each of (i) the Notes Documents, and (ii) the First Priority Debentures.

“First Priority Secured Debt Representative” means (a) in the case of the First Priority Debentures, Oliveira Trust DTVM S.A., Simplific Pavarini DTVM Ltda. and Vórtx DTVM Ltda., and (b) with respect to the Notes, the Trustee.

“First Priority Secured Obligations” means, in each case, without duplication, (a) the First Priority Secured Debt and all other Obligations (as such term or any similar or analogous term is defined in such First Priority Secured Debt Documents) in respect of First Priority Secured Debt, (b) any and all sums due and owing to TMF Brasil Administração e Gestão de Ativos Ltda., Oliveira Trust DTVM S.A., Simplific Pavarini DTVM Ltda. and Vórtx DTVM Ltda. as a representatives of the First Priority Debentures, and the Trustee, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by any collateral agent of its rights under the Collateral Documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.

“First Priority Secured Parties” means the First Priority Secured Debt Representatives and the holders of First Priority Secured Obligations.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Global Notes” has the meaning specified in Section 202.

“Group” means a group of related Persons for purposes of Section 13(d) of the Exchange Act.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person: (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (B) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Agreement” means any Interest Rate Agreement, Currency Agreement, Energy Hedge Agreement or Inflation Hedge Agreement.

“Hedging Obligations” of any Person means the obligations or rights of such Person under any Hedging Agreement.

“Holder,” when used with respect to any Note, means a Person in whose name a Note is registered in the Register.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (the “IASB”), the rules and regulations issued periodically by the IASB and the Interpretations of International Accounting Standards issued by the International Financial Reporting Interpretations Committee, in each case as in effect as of the date hereof.

“Indemnified Party” has the meaning specified in Section 607.

“Indenture” or “this Indenture” means this instrument as originally executed on and as of the date hereof, or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof and shall include the terms and conditions of the Securities as contemplated by Section 301.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer to act as the “Independent Investment Banker.”

“Inflation Hedge Agreement” means, with respect to any Person, any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against Brazilian inflation (including by reference to the rate of Brazilian inflation and SELIC).

“Initial Notes” means the U.S.$[●] in aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Interest Payment Date” means each [●] and [●] of each year, commencing on [●].

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or a beneficiary.

“IPCA” means the Consumer Prices Index (Índice de Preços ao Consumidor Amplo), calculated and disclosed by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística).

“Issue Date” means December [●], 2024.

“Judgment Currency” has the meaning specified in Section 117.

“Legal Defeasance” has the meaning specified in Section 1202.

“Lien” means any mortgage, pledge, security interest, fiduciary assignment (cessão fiduciária e alienação fiduciária), encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maturity Date” means [●], 20321.

1	NTD: to be included date that is 8 years after the Closing Date.

“Minimum Required Dividend” means, for the Issuer and the Guarantor for any period, an amount equal to 25% (twenty-five percent) of the Issuer’s and the Guarantor’s net profit, as provided in the Issuer’s and in the Guarantor’s bylaws, as in effect as of the date hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or sale or other disposition of any Investment, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Debt” means consolidated Debt of the Guarantor less the sum of Cash and Cash Equivalents and Financial Investments, as set forth on the then most recently completed fiscal quarterly consolidated balance sheet of the Guarantor and its Subsidiaries provided to the Trustee in compliance with this Indenture.

“Net Debt to Adjusted EBITDA Ratio” means, at any date of determination (i) Net Debt divided by (ii) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending on the date of the most recent consolidated financial statements of the Guarantor and its Subsidiaries delivered to the Trustee in compliance with this Indenture.

“Note” or “Notes” has the meaning assigned to it in the Recitals to this Indenture.

“Notes Documents” means this Indenture, any note or global note issued pursuant to this Indenture, the Collateral Documents, any supplemental indentures to this Indenture.

“Notes Guarantee” has the meaning given to it in the Recitals to this Indenture.

“Guarantor” has the meaning given to it in the first paragraph of this Indenture.

“Notes Secured Debt” means (i) the Initial Notes (and related Notes Guarantee), and (ii) any Additional Notes (and related Notes Guarantee).

“Notes Secured Obligations” means, in each case, without duplication, (a) the Notes Secured Debt and any other obligations in respect of the Notes Secured Debt to the extent provided in this Indenture, (b) any and all sums due and owing (including indemnity amounts) to the Trustee pursuant to this Indenture, the Notes and the Collateral Documents, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Shared Collateral, or of any exercise by the relevant collateral agent of its rights under the Collateral Documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.

“Officers’ Certificate” means a certificate signed by the chief executive officer together with one other executive officer or by an attorney in fact in accordance with the by-laws of the Issuer, the Guarantor or any Subsidiary, as the case may be.

“Opinion of Counsel” means a written opinion (in form and substance and from counsel reasonably acceptable to the Trustee) of counsel, who may be counsel to the Issuer or the Guarantor.

“Order” means a written order signed in the name of the Issuer by its chief executive officer or chief financial officer together with one other of its executive officers or by its attorney in fact in accordance with its bylaws and delivered to the Trustee.

“Original Issue Discount Note” means (a) any Note which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, and (b) any other Note issued with “original issue discount” for U.S. federal income tax purposes. “interest,” when used with respect to an Original Issue Discount Note which by its terms bears interest only after Maturity, means interest payable after Maturity.

“Outstanding,” when used with respect to the Notes, means, as of the date of determination, all such Notes theretofore authenticated and delivered under this Indenture, except:

(a) Notes or theretofore canceled by the Paying Agent or delivered to the Paying Agent for cancellation;

(b) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture; and

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and/or delivered pursuant to this Indenture, or which shall have been paid pursuant to the terms of Section 307 (except with respect to any such Security as to which proof satisfactory to the Trustee is presented that such Note is held by a Person in whose hands such Note is a legal, valid and binding obligation of the Issuer).

For the avoidance of doubt, Notes do not cease to be outstanding because the Issuer, the Guarantor or one of their respective Affiliates holds the Notes; provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder, Notes owned by the Issuer, the Guarantor or any of their respective Affiliates will be disregarded and deemed not to be outstanding; provided that, the Trustee shall not be deemed to have knowledge of the Issuer’s, the Guarantor’s or their respective Affiliates’ ownership or beneficial ownership of Notes, unless the Trustee has received an Officer’s Certificate from the Issuer or an Affiliate of the Issuer or the Guarantor evidencing such ownership or beneficial holding. Notes so owned or beneficially held that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer, the Guarantor or an Affiliate of the Issuer or the Guarantor.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Issuer.

“Payment Default” means an Event of Default pursuant to Section 501(1) hereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means New York City, New York.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 307 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same debt as the lost, destroyed or stolen Note.

“Principal Payment Date” means the stated due date of an installment of principal on the Notes as specified in the Form of Face of the Note contained in Exhibit A.

“R$” means the legal currency of Brazil.

“Rating Agencies” means (i) Fitch, (ii) Moody’s and (iii) S&P or (iv) if any of Fitch, Moody’s or S&P shall not make a rating of the Notes publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any of Fitch, Moody’s or S&P, as the case may be.

“Ratings Decline” means that at any time after giving effect to a change of Control, the risk rating of the Issuer is subject to downgrade by one or more Rating Agencies.

“Receivables” means all rights of the Guarantor or any Subsidiary to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified (or, in the case of future rights to payments, are expected to be identified) in the accounting records of the Guarantor or such Subsidiary, as the case may be, as accounts receivable.

“Record Date” means, for an Interest Payment Date and the Notes, the close of business on the preceding [●] or [●] before the Interest Payment Date occurs.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. or its affiliates which are primary United States government securities dealers and at least two other leading primary United States government securities dealers in New York City reasonably designated by the Guarantor; provided, however, that if Citigroup Global Markets Inc. or its affiliates shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Guarantor will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Register” shall have the meaning specified in Section 305.

“Registrar” means the Person who keeps the Register specified in Section 305.

“Related Business” means any business conducted by the Guarantor and the Subsidiaries on the Issue Date and any business reasonably related, ancillary or complementary thereto (including, without limitation, the energy generation, transmission and sale business and any financing thereof and any provision of any other services in relation to electricity and energy).

“Relevant Date” means, with respect to any payment due from the Issuer or the Guarantor, whichever is the later of (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received in New York City, New York by the Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders of the Notes in accordance with this Indenture.

“Reorganization” means the request for recuperação judicial filed by the Guarantor on May 12, 2023, before the 3rd District Court of Rio de Janeiro, through proceeding No. 0843430-58.2023.8.19.0001, which was approved on May 15, 2023.

“Reorganization Plan” means the Guarantor’s judicial reorganization plan, which was approved by the competent court on May 29, 2024.

“Repayment Date,” when used with respect to any Note to be repaid at the option of the Holder, means the date fixed for such repayment in such Note or pursuant to this Indenture.

“Repayment Price,” when used with respect to any Note to be repaid at the option of the Holder, means the price specified in such Note or pursuant to this Indenture at which it is to be repaid pursuant to such Note.

“Request” means a written request signed in the name of the Issuer by its chief executive officer or chief financial officer together with one other of its executive officers or by its attorney in fact in accordance with its bylaws and delivered to the Trustee.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Payment” has the meaning specified in Section 1006.

“S&P” means S&P Global Ratings, and its successors.

“SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Securities” has the meaning assigned to it in the Recitals to this Indenture and more particularly means any Securities authenticated and delivered under this Indenture, provided that the Initial Notes, the Additional Notes shall be treated as a single class of Notes for all purposes under this Indenture. All references herein to the Securities shall be deemed to include the Notes Guarantee of the Notes, which is an integral part thereof. Unless the context otherwise requires, all references to the Securities shall include the Initial Securities and any Additional Securities.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Second Out Notes” means the 2.260% Senior Secured Second Out Notes due 2037 issued by the Issuer pursuant to the Second Out Notes Indenture.

“Second Out Indenture” means the indenture dated December [●], 2024 among the Issuer, the Guarantor and the Trustee governing the Second Out Notes.

“Second Priority Debentures” means the debentures issued by the Issuer pursuant to the [●] dated [●] (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time) pursuant to which the debentures have been issued and are guaranteed pursuant to the laws of Brazil.

“Second Priority Notes Documents” means the Second Out Notes Indenture, any note or global issued pursuant to the Second Out Notes Indenture, any collateral documents and the Second Priority Debentures.

“Second Priority Secured Debt” means each of (i) the Second Priority Debentures, and (ii) the Second Out Notes.

“Second Priority Secured Debt Representative” means (a) in the case of the Second Priority Debentures, Oliveira Trust DTVM S.A., and (b) with respect to the Second Out Notes, the Trustee.

“Second Priority Secured Debt Documents” means each of (i) the Second Out Notes Documents, and (ii) the Second Priority Debentures.

“Second Priority Secured Parties” means the Second Priority Secured Debt Representatives and the holders of Second Priority Secured Obligations.

“Second Priority Secured Obligations” means, in each case, without duplication, (a) the Second Priority Secured Debt, (b) any and all sums due and owing to the TMF Brasil Administração e Gestão de Ativos Ltda., as Brazilian collateral agent, Oliveira Trust DTVM S.A. as a representative of the Second Priority Debentures, and the Trustee, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the applicable collateral, or of any exercise by any collateral agent of its rights under the applicable collateral documents, together with any reasonable, documented, out-of-pocket attorneys’ fees and court costs.

“Secured Debt” means First Priority Secured Debt and Second Priority Secured Debt.

“Secured Debt Documents” means the First Priority Secured Debt Documents and the Second Priority Secured Debt Documents.

“Secured Debt Representatives” means the First Priority Secured Debt Representatives and the Second Priority Secured Debt Representatives.

“Secured Obligations” means the First Priority Secured Obligations and the Second Priority Secured Obligations.

“Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.

“SELIC” means, as of any date, the interest rate published on such date by the Central Bank based on the average rate of financing transactions registered in the Clearing and Custody System (Sistema Especial de Liquidação e Custódia - SELIC).

“SGX-ST” means the Singapore Exchange Securities Trading Limited.

“Shared Collateral” means the collateral specified in the Collateral Documents.

“Significant Investee” means a “coligada” company as defined under article 243, §1o of Brazilian Law No. 6,404, of December 15, 1976, as amended.

“Special Record Date” for the payment of any Defaulted Interest (as defined in Section 308) means a date fixed pursuant to Section 308.

“Stated Maturity” means, with respect to any Debt, the date specified in such Debt as the fixed date on which the final payment of principal of such Debt is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for the repurchase of any such Debt upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date.

“Taxes” has the meaning specified in Section 309(a).

“Taxing Jurisdiction” has the meaning specified in Section 309(a).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Maturity Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Maturity Date, as applicable. If there is no United States Treasury security maturing on the Maturity Date but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date, one with a maturity date preceding the Maturity Date and one with a maturity date following the Maturity Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Maturity Date. If there are two or more United States Treasury securities maturing on the Maturity Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“TIA” means the Trust Indenture Act of 1939, as amended by the Trust Indenture Reform Act of 1990, as in force at the date as of which this instrument was executed.

“Trustee” means the Person named as the Trustee in the first paragraph of this instrument until a successor Trustee shall have been appointed pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean and include each Person who is then a Trustee hereunder.

“U.S.$” or “US$” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“United States” means United States of America.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding that are normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or other voting members of the governing body of such Person, but excluding such classes of Capital Stock or other interests that are entitled, as a group in a separate cast, to appoint one director of such Person as representative of the minority shareholders.

Section 102. Compliance Certificates and Opinions. Upon any application or request by the Issuer to the Trustee to take any action under any provision of this Indenture, the Issuer and the Guarantor shall furnish to the Trustee an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel as to legal matters stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with; provided that this Opinion of Counsel shall not be required for the issuance of Initial Notes.

Every certificate or opinion with respect to the compliance by or on behalf of the Issuer or the Guarantor with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 103. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to the other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate of an officer of the Issuer or the Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the opinion with respect to the matters upon which an Officers’ Certificate is based are erroneous. Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate, or representations by, an officer or officers of the Issuer or the Guarantor stating that the information with respect to such factual matters is in the possession of the Issuer or the Guarantor, unless counsel providing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 104. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer and the Guarantor. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee, the Issuer and the Guarantor, if made in the manner provided in this Section.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness to such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership, on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Securities shall be proved by the Register.

(d) If the Issuer shall solicit from the Holders of Outstanding Notes to give any request, demand, authorization, direction, notice, consent, waiver or other action, the Issuer may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other action, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after the record date, but only the Holders of Outstanding Notes at the close of business on such record date, and no other Holders shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other action, and for that purpose the Outstanding Notes shall be computed as of the record date; provided that no such authorization, agreement or consent by the Holders of Outstanding Notes on the record date shall be deemed effective unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this clause shall be construed to prevent the Issuer from setting a new record date for any action for which a record date has previously been set pursuant to this clause (whereupon the record date previously set shall automatically and with no action by any Person be canceled and of no effect), and nothing in this clause shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other action by any Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Issuer or the Guarantor in reliance thereon whether or not notation of such action is made upon such Security.

(f) Without limiting the foregoing, a Holder of Outstanding Notes entitled hereunder to give or take any such action with regard to any particular Security may do so with regard to all or any part of the principal amount of such Security or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any different part of such principal amount.

(g) With respect to any record date set pursuant to this Section, the Issuer may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Trustee in writing, and to each Holder in the manner set forth in Section 106, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the Issuer shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

Section 105. Notices, etc., to Trustee and Issuer and Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by the Issuer or Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in English and in writing to or with a Responsible Officer of the Trustee at its Corporate Trust Office, or

(b) (i) the Issuer by the Trustee or by any Holder shall be sufficient for every purpose hereunder (except as otherwise expressly provided herein or, in the case of a request for repayment, as specified in the Security carrying the right to repayment) if in writing and mailed by first class mail, transmitted by e-mail (with acknowledgement of receipt) or forwarded by overnight courier to both the Issuer and the Guarantor and (ii) the Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (except as otherwise expressly provided herein or, in the case of a request for repayment, as specified in the Security carrying the right to repayment) if in writing and mailed by first class mail, transmitted by e-mail (with acknowledgement of receipt) or forwarded by overnight courier to both the Guarantor and the Issuer, in either case addressed to them at the address of their principal office specified in the first paragraph of this Indenture and below, or at any other address previously furnished in writing to the Trustee by the Issuer or the Guarantor:

Issuer and Guarantor: Light S.A. - Em Recuperação Judicial

e-mail: gr_ri@light.com.br and ri@light.com.br
attention: Eduardo Righi Reis

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing.  If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling.  The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer.  The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. References in this paragraph to the “Issuer” shall be deemed to also include the “Guarantor” and references to the “Trustee” shall be deemed to include the “Agents.”

Notwithstanding any other provision of this Indenture or any Security, where this Indenture or any Security provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Section 106. Notices to Holders; Waiver. (a) Where this Indenture or any Security provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein or in such Security expressly provided) if in writing (i) if to the Holder of a non-Global Notes, if mailed, first-class mail, or delivered by courier, by hand, by e-mail to each Holder affected by such event, at its address as it appears in the Register, or (ii) if to the Holder of a Global Note, to the Depositary in accordance with its applicable procedure in each case, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Indenture or any Security provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or otherwise, it shall be impractical to mail notice of any event to any Holder when such notice is required to be given pursuant to any provision of this Indenture, then such method of notification as shall be made with the approval of Trustee shall constitute a sufficient notification for every purpose hereunder.

(c) Notices shall be deemed to have been given on the date of delivery, mailing or of publication or, if published on different dates, on the date of the first such publication.

(d) Neither the failure to give any notice to a particular Holder of Notes, nor any defect in a notice given to a particular Holder, shall affect the sufficiency of any notice given to another Holder of Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 107. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 108. No Recourse Against Others. No past, present or future director, officer, partner, employee, incorporator, attorney-in-fact, shareholder, controlling Person or member, as such, of the Issuer, the Guarantor or any Subsidiary of the Issuer shall have any liability for any obligations of the Issuer, the Guarantor or any Subsidiary of the Issuer under the Notes, the Notes Guarantee or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. Such waivers and releases shall be part of the consideration for issuance of the Notes. The waivers may not be effective to waive liabilities under the U.S. federal securities laws or under the Brazilian Corporate Law.

Section 109. Successors and Assigns. All covenants and agreements in this Indenture by the Issuer or Guarantor shall bind its successors and assigns, whether so expressed or not.

Section 110. Severability Clause. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 111. Benefits of Indenture. Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Authenticating Agent, any Paying Agent, the Registrar any transfer agent and the Holders (or such of them as may be affected thereby), any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 112. [Reserved].

Section 113. Governing Law. This Indenture, the Notes and the Notes Guarantee shall be construed in accordance with and governed by the laws of the State of New York.

Section 114. Consent to Jurisdiction and Service of Process. (a) The Issuer, the Guarantor and each Holder of a Security by its acceptance thereof irrevocably consent to the non-exclusive jurisdiction of any court in the State of New York or any United States Federal court sitting in the City of New York and County of New York, and any appellate court from any thereof, and waive any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Indenture or the Securities, to the extent permitted by law. The Issuer and the Guarantor waive, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with this Indenture or the Securities in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum, except in relation to certain assets related to services rendered and the concessions held by the Issuer or the Guarantor (bens vinculados aos serviços) that cannot, as a matter of Brazilian law, be subject to liens, pledges, security interests, Charges, claims, encumbrances or disposal. The Issuer and the Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer and the Guarantor and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantor is subject by a suit upon such judgment; provided that service of process is effected upon the Issuer and the Guarantor in the manner provided in this Indenture or as otherwise permitted by law. Notwithstanding the foregoing, any suit, action or proceeding brought in connection with this Indenture or the Securities against the Issuer or the Guarantor may be instituted in any court of competent jurisdiction in their corporate domicile.

(b) The Issuer and the Guarantor agree that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Indenture or the Securities against the Issuer or the Guarantor in any court in the State of New York or any United States Federal court sitting in the City of New York and County of New York, and any appellate court from any thereof, may be made upon Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168, whom the Issuer and the Guarantor irrevocably appoint as their authorized agent for service of process. The Issuer and the Guarantor represent and warrant that Cogency Global Inc. has agreed to act as its agent for service of process. The Issuer and the Guarantor agree that such appointment shall be irrevocable until the irrevocable appointment by the Issuer or the Guarantor, as applicable, of a successor in New York City as authorized agent for such purpose and the acceptance of such appointment by such successor. The Issuer and the Guarantor further agree to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If Cogency Global Inc. shall cease to act as the agent for service of process for the Issuer or the Guarantor, the Issuer or the Guarantor, as applicable, shall appoint without delay another such agent and provide prompt written notice to the Trustee of such appointment. With respect to any such action in any court in the State of New York or any United States Federal court sitting in the City of New York and County of New York, and any appellate court from any thereof, service of process upon Cogency Global Inc., as the authorized agent of the Issuer and the Guarantor for service of process, and written notice of such service to the Issuer and the Guarantor shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantor.

(c) The Issuer and the Guarantor covenant and agree that they shall take any and all reasonable action, including the execution and filing of any and all documents, including the delivery on an annual basis of a certificate signed by two authorized officers of the Issuer and the Guarantor to the authorized agent ratifying its appointment hereunder no later than the date occurring on each anniversary of the date on which the authorized agent accepted such appointment, that may be necessary to continue the designation of the authorized agent pursuant to this paragraph in full force and effect and to cause the authorized agent to act as such.

(d) Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdictions.

Section 115. Waiver of Immunity. To the extent that the Issuer, the Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to the Issuer or the Guarantor, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from setoff or from counterclaim from the jurisdiction of any of the corporate domicile of the Issuer or of the Guarantor, New York State or U.S. federal court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any such court in which proceedings may at any time be commenced, with respect to the obligations and liabilities of the Issuer or the Guarantor, or any other matter under or arising out of or in connection with, the Securities or this Indenture, the Issuer and the Guarantor irrevocably and unconditionally waive or will waive such right, and agree not to plead or claim any such immunity and consents to such relief and enforcement, except in relation to certain assets related to services rendered and the concessions held by the Issuer or the Guarantor (bens vinculados aos serviços) that cannot, as a matter of Brazilian law, be subject to liens, pledges, security interests, charges, claims, encumbrances or disposal.

Section 116. Legal Holidays. In any case where any Interest Payment Date, redemption date, Repayment Date or Stated Maturity of any Security shall not be a Business Day, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Repayment Date or Stated Maturity, and no interest shall accrue on such payment for the period from and after such Interest Payment Date, Redemption Date, Repayment Date or Stated Maturity, as the case may be.

Section 117. Judgment Currency. The Issuer and the Guarantor agree, and each Holder by holding a Note shall be deemed to have agreed, to the fullest extent that they may effectively do so under applicable law, that:

(a) If, for the purpose of obtaining judgment in any court it is necessary to convert the sum due under this Indenture or in respect of the principal of, or premium or interest, if any, on the Securities into a currency other than U.S. dollars in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which, in accordance with normal banking procedures, the payee could purchase U.S. dollars with the Judgment Currency in New York City, New York on the day two Business Days preceding the day on which final judgment is given.

(b) The Issuer and the Guarantor’s obligations under this Indenture to make payments of any sum payable by it to a Holder and the Trustee in U.S. dollars shall be discharged only to the extent that, on the Business Day following receipt by the Holder of a Note and/or the Trustee of any sum adjudged to be so due in the Judgment Currency, the Holder of such Note and/or the Trustee may, in accordance with normal banking procedures, purchase U.S. dollars with the Judgment Currency.

(c) If the amount of the U.S. dollars so purchased as set forth in clause (a) above is less than the sum originally due to the Holder and/or the Trustee in the Judgment Currency (determined in the manner set forth in clause (b) above), the Issuer and the Guarantor agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder and/or the Trustee of such Note against such loss, and if the amount of the U.S. dollars so purchased exceeds the sum originally due to such Holder, such Holder agrees to remit to the Issuer or the Guarantor such excess, provided that such Holder shall have no obligation to remit any such excess as long as the Issuer and the Guarantor have failed to pay such Holder any obligations due and payable under such Note, in which case such excess may be applied to the Issuer and the Guarantor’s obligations under such Note in accordance with the terms thereof.

Section 118. Counterparts. This instrument may be signed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com, Adobe Fill & Sign) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 119. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA Patriot Act”) the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with The Bank of New York Mellon. The parties to this Indenture agree that they will provide the Trustee with such information as they may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 120. Waiver of Jury Trial. EACH OF THE PARTIES HERETO, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 121. Publication of Notices; Singapore Stock Exchange. From and after the date the Notes are listed on the Singapore Exchange Securities Trading Limited (“SGX-ST”) and so long as it is required by the rules of such exchange, all notices to Holders shall be published.

Article Two

Form of Notes

Section 201. Forms Generally. The Notes shall have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements, not inconsistent with the provisions of this Indenture, placed thereon as may be required to comply with applicable laws or regulations or with the rules of any securities exchange, on which the Notes are listed or market on which the Notes are admitted to trading or as may, consistently herewith, be determined by the Person or Persons executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security.

The definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such Notes, as evidenced by their execution of such Notes, subject, with respect to the Notes, to the rules of any securities exchange on which such Notes are listed or market in which the Notes are admitted to trading.

Section 202. Forms of Notes. Each Note shall be in the form of Exhibit A hereto or in one of the forms approved from time to time by or pursuant to a Board Resolution or established in one or more indentures supplemental hereto. Prior to the delivery of a Security to the Trustee for authentication in any form approved by or pursuant to a Board Resolution, the Issuer shall deliver to the Trustee under cover of an Officers’ Certificate the Board Resolution by or pursuant to which such form of Note has been approved, which Board Resolution shall have attached thereto a true and correct copy of the form of Note which has been approved thereby or, if a Board Resolution authorizes a specific Person or Persons to approve a form of Note, a certificate of such Person or Persons approving the form of Note attached thereto.

Notes offered and sold in their initial distribution shall be issued in the form of one or more Global Notes in definitive, fully registered form without interest coupons (“Global Notes ”), registered in the name of DTC, as Depositary, or its nominee and deposited with The Bank of New York Mellon, as custodian for DTC, for credit by DTC to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of The Bank of New York Mellon, as custodian for the Depositary or its nominee, as hereinafter provided.

Section 203. Form of Certificate of Authentication. The forms of Trustee’s certificate of authentication for any Note, as applicable, issued pursuant to this Indenture shall be substantially as follows:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture for the Notes due 2032.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Dated: _____________________

Section 204. Notes Issuable in the Form of Global Notes . (a) The Notes shall be issued in the form of one or more Global Notes. The Issuer shall execute and the Trustee or its agent shall, in accordance with Section 303 and the Issuer Request delivered to the Trustee or its agent thereunder, authenticate and deliver such Global Note or Notes which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Outstanding Notes, (ii) shall be registered in the name of the Depositary for such Global Note or Notes or its nominee, and (iii) shall be deposited with The Bank of New York Mellon as custodian for the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Notwithstanding any provision to the contrary, in considering the interests of holders of the Notes while title to the Notes is registered in the name of a nominee of DTC, the Trustee and the Agents may (but will not be obliged to) rely conclusively upon any information made available to it by DTC as to the identity (either individually or by category) of its participants with entitlements to Notes and may (but will not be obliged to) consider such interests as if such accountholders were the Holders of the Notes.

(b) Notwithstanding any other provisions of this Section 204 or of Section 305, but subject to the provisions of clause (c) below, unless the terms of a Global Note expressly permit such Global Note to be exchanged in whole or in part for individual Notes, a Global Note may be transferred, in whole but not in part and in the manner provided in Section 305, only to a nominee of the Depositary for such Global Note, to the Depositary, to a successor Depositary for such Global Note selected or approved by the Issuer or to a nominee of such successor Depositary.

(c) (i) If at any time the Depositary for a Global Note notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary for the Notes ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, the Issuer shall appoint a successor Depositary with respect to such Global Note. If a successor Depositary for such Global Note is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such ineligibility, the Issuer shall execute, and the Trustee or its agent, upon receipt of an Order for the authentication and delivery of individual certificated Notes in exchange for such Global Note, shall authenticate and deliver, without service charge to Holders (at the Issuer’s sole cost and expense), individual Notes of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note.

(ii) If an Event of Default under the Notes has occurred and is continuing and the Holder of a Note shall have requested that the Issuer issues to such beneficial holder its proportionate interest in a Global Note, the Issuer agrees to execute and the Trustee shall authenticate and deliver at the Issuer’s sole cost and expense, in exchange for such Global Note, individual certificated Notes of like tenor and terms in definitive form in an aggregate principal amount equal to the principal amount of the Notes represented by such Global Note or Notes.

(iii) If specified by the Issuer pursuant to Section 202 with respect to the Notes issued or issuable in the form of one or more Global Notes, the Depositary for such Global Note or Notes may surrender such Global Note or Notes in exchange in whole or in part for individual certificated Notes of like tenor and terms in definitive form on such terms as are acceptable to the Issuer and such Depositary. Thereupon the Issuer shall execute, and the Trustee or its agent shall authenticate and deliver, without service charge to Holders (at the Issuer’s sole cost and expense), (1) to each Person specified by such Depositary, a new Note or Notes of like tenor and terms and of any authorized denomination as requested by such Person in aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Note or Notes; and (2) to such Depositary, a new Global Note or Notes of like tenor and terms and in an authorized denomination equal to the difference, if any, between the principal amount of the surrendered Global Note or Notes and the aggregate principal amount of Notes delivered to the Holders thereof.

(iv) Upon the exchange of the entire principal amount of a Global Note for individual certificated Notes, such Global Note shall be canceled by the Trustee or its agent. Except as provided in the preceding clause, Notes issued in exchange for a Global Note pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or the Registrar. The Trustee or the Registrar shall deliver such Notes to the Persons in whose names such Notes are so registered.

(d) Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Notes will, upon transfer, cease to be an interest in such Global Notes and become an interest in the other Global Notes and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Notes for as long as it remains such an interest.

(e) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture.

Section 205. [Reserved].

Article Three

THE Notes

Section 301. General Title; General Limitations. Subject to the provisions of Section 313, the aggregate principal amount of Notes which may be authenticated and delivered and Outstanding as of the Issue Date under this Indenture is U.S.$[●].

All Notes under this Indenture shall in all respects be equally and ratably entitled to the benefits hereof, without preference, priority or distinction on account of the actual time of the authentication or delivery of such Notes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling in all respects.

The Notes shall only be issued in fully registered form, without coupons.

Section 302. Denominations. The Notes shall be issued only in U.S. dollars with a minimum denomination of U.S.$1.00 (one dollar) and any integral multiple of U U.S.$1.00 (one dollar) in excess thereof (unless otherwise specified).

Section 303. Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Issuer by its chief executive officer or chief financial officer together with one other of their executive officers or by its attorney-in-fact in accordance with its bylaws. The Notes Guarantee forming part of this Indenture shall be endorsed of behalf of the Guarantor by its chief executive officer or chief financial officer together with one other of its executive officers or by its attorney-in-fact in accordance with its bylaws. The signature of any of these officers or attorneys on the Notes or the Notes Guarantee may be manual or facsimile.

The Notes or the Notes Guarantee bearing the manual or facsimile signatures of individuals who were at any time the proper officers or agents of the Issuer shall bind the Issuer notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

The Notes shall be issued to the applicable Holder on the Issue Date, except (i) Notes issued in connection with the transfer, exchange or replacement of existing Notes as provided in this Article, and (ii) Additional Notes issued in accordance with Section 313. Upon delivery by the Issuer of any Notes executed by the Issuer to the Trustee for authentication, the Trustee shall, upon an Order, authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Prior to any such authentication and delivery the Trustee shall be entitled to receive, in addition to any Officers’ Certificate or Opinion of Counsel required to be furnished to the Trustee pursuant to Section 102, and any requirements for the issuance of Additional Notes (if applicable), an Opinion or Opinions of Counsel stating that:

(1) the Issuer has the corporate power to issue such Notes, and such Notes have been duly authorized and delivered by the Issuer, and, assuming due authentication and delivery by the Trustee, constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfers, moratorium, and similar laws and legal principles affecting creditors’ rights generally from time to time in effect and to general equitable principles, whether applied in an action at law or in equity), equally and ratably with all other Notes, if any, Outstanding;

(2) the Guarantor has the corporate power to endorse the Notes Guarantee, which forms part of this Indenture, and such Notes Guarantee has been duly authorized and endorsed by the Guarantor, and, assuming due authentication and delivery by the Trustee, constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfers, moratorium, and similar laws and legal principles affecting creditors’ rights generally from time to time in effect and to general equitable principles, whether applied in an action at law or in equity), equally and ratably with any other Notes Guarantee, if any, Outstanding; and

(3) such other matters as the Trustee may reasonably request;

provided that the Opinion of Counsel stating that all conditions precedent, if any, have been complied with, shall not be required for the Initial Notes.

The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties, indemnities, or immunities under the Securities and this Indenture.

Unless otherwise provided in the form of Notes, all Notes shall be dated the date of their authentication.

No Notes shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Notes a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual or facsimile signature of an authorized officer, and such certificate upon any Notes shall be conclusive evidence, and the only evidence, that such Notes have been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Paying Agent for cancellation as provided in Section 311, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and not be entitled to the benefits of this Indenture.

Section 304. Temporary Notes. Pending the preparation of definitive Notes, the Issuer may execute and the Guarantor endorse, and, upon receipt of the documents required by Section 303, together with an Order, the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as evidenced by their execution of such Notes.

If temporary Notes are issued, the Issuer and the Guarantor shall cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer to be maintained as provided in Section 1002, without charge to the Holder; and upon surrender for cancellation of any one or more temporary Notes the Issuer shall execute, and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations and of like tenor and terms. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Upon any exchange of a portion of a temporary Global Note for a definitive Global Note or for the individual Notes represented thereby pursuant to this Section 304 or Section 305, the temporary Global Note shall be endorsed by the Trustee to reflect the reduction of the principal amount evidenced thereby, whereupon the principal amount of such temporary Global Note shall be reduced for all purposes by the amount so exchanged and endorsed.

Section 305. Registration, Transfer and Exchange. The Issuer shall keep or cause to be kept a register (herein sometimes referred to as the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and for transfers of Notes. Any such Register shall be in written form or in any other form capable of being converted into written form within a reasonable time. At all reasonable times the information contained in such register or registers shall be available for inspection by the Trustee at the office or agency to be maintained by the Issuer as provided in Section 1002.

Subject to Section 204, upon surrender for registration of transfer of any Note at the office or agency of the Issuer to be maintained as provided in Section 1002, the Issuer shall execute, and the Trustee, upon receipt of an Order, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount and Stated Maturity and of like tenor and terms.

Subject to Section 204, at the option of the Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and Stated Maturity and of like tenor and terms, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer and the Guarantor, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall (if so required by the Issuer or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed, by the Holder thereof or its attorney duly authorized in writing.

Unless otherwise provided in the Note to be transferred, combined, divided or exchanged, no service charge shall be made on any Holder for any transfer or exchange of Notes, but the Issuer and the Trustee may (unless otherwise provided in such Note) require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes, other than exchanges pursuant to Section 304 or Section 905 not involving any transfer.

The Issuer and the Registrar shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 days prior to selection for redemption through the applicable Redemption Date, (ii) to transfer or exchange any Note so selected for redemption in whole or in part, except for the portion of such Note not so selected for redemption or (iii) to transfer or exchange any Note between any Record Date and the related Interest Payment Date.

None of the Issuer, the Guarantor, the Trustee, any agent of the Issuer, the Guarantor or the Trustee, any Paying Agent, the Registrar or any transfer agent shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Trustee, any agent of the Trustee, any Paying Agent, the Registrar and any transfer agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee, any agent of the Trustee, any Paying Agent, the Registrar and any transfer agent shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and Additional Amounts, if any, and the giving of instructions or directions by or to the owner or Holder of a beneficial ownership interest in such Global Note) as the sole Holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, the Trustee, any agent of the Trustee, any Paying Agent, the Registrar or any transfer agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Agent Member or between or among the Depositary, any such Agent Member and/or any Holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

None of the Trustee, the Paying Agent, the Registrar, the transfer agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Issuer initially appoints the Trustee to act as Registrar and transfer agent for the Notes on its behalf. The Issuer may at any time and from time to time authorize any Person to act as Registrar or transfer agent in place of or in addition to the Trustee with respect to any Notes issued under this Indenture.

Section 306. [Reserved].

Section 307. Mutilated, Destroyed, Lost and Stolen Notes. If (i) any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Issuer and the Trustee such Note or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Issuer or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and, upon receipt of an Order, the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note or in exchange for such mutilated Note, a new Note of like tenor, Stated Maturity and principal amount, and bearing a number not contemporaneously Outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Security under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Agents) connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note or in exchange for such mutilated Note thereof shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Note issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

Section 308. Payment of Interest; Interest Rights Preserved. The Notes will bear interest at the rate per annum of 4.210%. The Issuer will pay interest on overdue principal at 1% per annum in excess of such rate. Interest on the Notes will be payable semi-annually on [●] and [●] of each year, commencing on [●]2, to the person in whose name a Note is registered at the close of business on the preceding [●] or [●]. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date for such interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Record Date by virtue of its having been such Holder; and, except as hereinafter provided, such Defaulted Interest may be paid by the Issuer, at its election as provided in clause (a) or clause (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names any such Note (or its Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee (or its agent) in writing of the amount of Defaulted Interest proposed to be paid on each such Note and the date of the proposed payment (which may not be earlier than 15 days after the date of such notice), and at the same time the Issuer shall deposit with the Trustee (or its agent) an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date and shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be delivered to the Holder of each such Note in accordance with Section 106, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names such Notes (or its Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may be listed or market in which the Notes may be admitted to trading.

[2]	NTD: date that is six months after the Closing Date to be included.

If any installment of interest on a Note, the Stated Maturity of which is on or prior to the redemption date for such Note called for redemption pursuant to Article Eleven, is not paid or duly provided for on or prior to the Redemption Date in accordance with the foregoing provisions of this Section, such interest shall be payable as part of the redemption price of such Note.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 309. Taxation. (a) All payments made by the Issuer or the Guarantor under or in respect of the Notes and the Notes Guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (“Taxes”) imposed, levied, collected, withheld or assessed by or within Brazil or any other jurisdiction in which the Issuer or the Guarantor are organized or resident for Tax purposes or within or through which payment is made or by, on behalf of, or within any political subdivision or taxing authority therein (a “Taxing Jurisdiction”), unless such withholding or deduction is required by law. In the event that any such withholding or deduction is required, the Issuer or the Guarantor, as the case may be, shall pay in U.S. dollars such additional amounts (“Additional Amounts”) as will result in a net payment to a Holder or beneficial owner of a Note of the U.S. dollar amount that would otherwise have been receivable by such Holder or beneficial owner of a Note in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable:

(i) in respect of any Taxes that would not have been so imposed on such Notes but for the existence of any present or former connection between the relevant Holder or beneficial owner of the Note or any payment in respect of such Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes;

(ii) in respect of any Taxes that would not have been so withheld or deducted if the Notes had been presented for payment within 30 days after the Relevant Date;

(iii) in respect of any Taxes that would not have been so imposed on such Notes if the Holder or the beneficial owner of the Notes had made a declaration of non-residence any other claim or filing for exemption to which it is entitled, provided that (1) such declaration of non-residence or other claim or filing for exemption is required under the applicable law, regulations or administrative practice of any Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or part of such Taxes, and (2) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required, the relevant Holder or beneficial owner at that time has been notified by the Issuer or the Guarantor or any other person through whom payment may be made, that a declaration of non-residence or other claim or filing for exemption is required to be made;

(iv) in respect of any estate, inheritance, gift, value added sales, use, excise, transfer, personal property or similar Taxes;

(v) in respect of any Taxes payable other than by withholding or deduction;

(vi) in respect of any payment to a Holder of Notes that is a fiduciary, partnership or any Person other than the sole beneficial owner of such payment or Notes, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Notes would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Notes;

(vii) in respect of any combination of clauses (i) through (ix) above.

References to principal and interest in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable as set forth herein or in the Notes.

(b) The Issuer or the Guarantor shall furnish to the Paying Agent, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Issuer or the Guarantor, or, if such receipts are not obtainable, other evidence of such payments by the Issuer or the Guarantor. Copies of such documentation shall be made available by the Issuer to the Holders, the Trustee and the Paying Agent.

(c) The Issuer or the Guarantor shall, within 10 Business Days of a written request by another Party to this Indenture, supply to that other Party such forms, documentation and other information relating to it, its operations, or the Notes as that other Party reasonably requests for the purposes of that other Party's compliance with Applicable Law and shall notify the relevant other Party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such Party is (or becomes) inaccurate in any material respect; provided, however, that no Party shall be required to provide any forms, documentation or other information pursuant to this Section 309(c) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such Party and cannot be obtained by such Party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such Party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

For purposes of this Section 309:

“Applicable Law” means any law or regulation including, but not limited to: (i) any domestic or foreign statute, constitution, rule, judicial interpretation or directive (whether or not having the force of law) or regulation; (ii) any rule, custom or practice and/or the requirements of any Authority, stock exchange, clearing house or central book-entry settlement system, trading registration, central depositary system or self-regulatory organization by which any party is/are bound or with which any party is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature im-posed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

The Issuer and the Guarantor shall notify the Trustee and the Agents in the event that it determines that any payment to be made by the Trustee or any Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s or the Guarantor’s obligation under this Section 309(c) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Guarantor, the Notes, or all of the foregoing.

Notwithstanding any other provision of this Indenture, each of the Trustee and Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Trustee or the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer or the Guarantor the amount so deducted or withheld, in which case, the Issuer or the Guarantor shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 309(c).

(d) The Issuer or the Guarantor, as the case may be, shall promptly pay when due any present or future stamp, court or similar documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of each Note or any other document or instrument referred to herein or therein, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of any Taxing Jurisdiction (other than those resulting from or required to be paid in connection with the enforcement of the Notes or any other document or instrument in relation thereto following the occurrence and during the continuance of any Default with respect to the Notes) and except as provided in Section 305. The Issuer or the Guarantor shall indemnify and make whole the Trustee, the Agents and the Holders of Securities for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by the Issuer or the Guarantor as provided in this clause (c) paid by such Holders, the Agents or the Trustee.

(e) At least 10 Business Days prior to the first Interest Payment Date (and at least 10 Business Days prior to each succeeding Interest Payment Date if there has been any change with respect to the matters set forth in the below-mentioned Officers’ Certificate), the Issuer or the Guarantor, as applicable, shall furnish to the Trustee and each Paying Agent an Officers’ Certificate instructing the Trustee and each Paying Agent whether payments of principal of or interest on the Notes due on such Interest Payment Date shall be without deduction or withholding for or on account of any Taxes. If any such deduction or withholding shall be required, prior to such Interest Payment Date, the Issuer or the Guarantor, as applicable, shall furnish the Trustee and each such Paying Agent with an Officers’ Certificate which specifies the amount, if any, required to be withheld on such payment to Holders of the Notes and certifies that the Issuer or the Guarantor, as applicable, shall pay such withholding or deduction. Any Officers’ Certificate required by this Indenture to be provided to the Trustee and any Paying Agent for these purposes shall be deemed to be duly provided if delivered electronically to the Trustee and such Paying Agent. The Issuer and the Guarantor covenant to indemnify the Trustee and the Paying Agent for, and to hold each harmless against, any loss, liability or expense incurred without negligence or willful misconduct on their part, arising out of or in connection with actions taken or not taken by any of them in reliance on any certificate furnished to them pursuant to this clause or the failure to furnish any such certificate.

(f) The obligations contained in this Section shall survive any termination, defeasance or discharge of this Indenture, any transfer of the Securities by a Holder of the Notes or beneficial owner of the Notes, and shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to the Issuer or to the Guarantor.

Section 310. Persons Deemed Owners. The Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the Person in whose name any Note is registered in the Register as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 308) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Guarantor, the Trustee nor any agent of the Issuer, the Guarantor or the Trustee shall be affected by notice to the contrary.

Section 311. Cancellation. All Notes surrendered for payment, redemption, transfer, conversion or exchange or credit against a sinking fund, if any, shall, if surrendered to any Person other than the Paying Agent, be delivered to the Paying Agent and, if not already canceled, shall be promptly canceled by the Paying Agent. The Issuer may at any time deliver to the Paying Agent for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Paying Agent. No Note shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section, except as expressly permitted by this Indenture. The Paying Agent shall dispose of all canceled Notes in accordance with its customary procedures and shall deliver, upon written request, a certificate of such disposition to the Issuer.

Section 312. Computation of Interest. Interest on the Notes shall be calculated on the basis of a 360-day year of twelve 30-day months and shall be payable semi-annually in arrears.

Section 313. Additional Notes . Subject to the limitations set forth under Section 1006, the Issuer may issue and the Guarantor may guarantee additional Notes having identical terms and conditions as the Notes (the “Additional Notes”).

The Issuer will only be permitted to issue such Additional Notes if, at the time of such issuance, the Issuer is in compliance with the covenants contained in this Indenture.

Any Additional Notes will be part of the same issue as the Notes, that the Issuer is currently offering and will vote on all matters with the Holders of the Notes; provided, however, such Additional Notes shall be issued under a separate CUSIP or ISIN number than the outstanding Notes, unless such Additional Notes are fungible with such Notes for U.S. federal income tax purposes.

With respect to any Additional Notes, the Issuer and the Guarantor shall set forth in resolutions of their respective Board of Directors and in Officers’ Certificates, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price, the issue date, the CUSIP or ISIN number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue.

The Trustee shall, upon receipt of the Board Resolutions, an Opinion of Counsel and an Officers’ Certificate from the Issuer and the Guarantor, authenticate the Additional Notes in accordance with the provisions of Section 203 of this Indenture.

Section 314. CUSIP, ISIN or Other Similar Numbers. The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers (if then generally in use), and the Trustee and the Agents shall use CUSIP, ISIN or other similar numbers, as the case may be, in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee and the Agents in writing of any change in CUSIP, ISIN or other similar numbers.

Article Four

SATISFACTION AND DISCHARGE

Section 401. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes and the rights, powers, trust, duties, immunities and indemnities of the Trustee and the obligations of the Issuer and the Guarantor with respect thereto, as expressly provided for herein) as to all Outstanding Notes, and the Trustee, on demand of and at the expense of the Issuer, shall execute instruments acknowledging satisfaction and discharge of this Indenture, when

(a) either

(1) all Notes theretofore authenticated and delivered (other than (i) lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 307, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 1003) have been delivered to the Paying Agent for cancellation; or

(2) all Notes not theretofore delivered to the Paying Agent for cancellation (i) have become due and payable or (ii) are subject to irrevocable instructions that have been given for redemption within 60 days upon the giving of notice of redemption by the Issuer, and, in each case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee (or its agent) funds and/or U. S. Government Obligations without reinvestment to pay and discharge the entire Debt on the Notes not theretofore delivered to the Paying Agent for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the Maturity or Redemption Date, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment;

(b) the Issuer has paid or caused to be paid all other sums payable hereunder and under the Notes, including without limitation any amounts due to the Trustee and the Agents under this Indenture, the Collateral Documents and the Notes (including indemnity payments); and

(c) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer and the Guarantor to the Trustee under Section 607 shall survive and the obligations of the Trustee under Section 403 and Section 1003 shall survive.

Section 402. Release of the Notes Guarantee. The Guarantor shall be released and relieved of its obligations under the Notes Guarantee in the event that there is a Legal Defeasance of the Notes or upon satisfaction and discharge of this Indenture, provided that such transaction is carried out pursuant to, and in accordance with, the applicable provisions of this Indenture.

Section 403. Application of Trust Money. All money and obligations deposited with the Trustee pursuant to Section 401 or Article Thirteen and all money received by the Trustee in respect of such obligations shall be held in trust and applied by it, in accordance with the provisions of the Securities in respect of which it was deposited and this Indenture, to the payment, either directly or through an agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money and obligations have been deposited with or received by the Trustee.

Article Five

REMEDIES

Section 501. Events of Default. “Event of Default,” wherever used herein, means with respect to any Notes any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) a default for two Business Days in payment of principal of or premium, if any, or interest or Additional Amounts on the Notes when the same becomes due and payable, upon optional redemption, upon required purchase, upon declaration of acceleration; or

(2) a failure by the Issuer or the Guarantor to comply with any of its covenants or agreements in the Notes or this Indenture (other than those referred to in clause 1), and such failure continues for 10 days after written notice is given to the Guarantor or the Issuer by the Trustee or to the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes, except for covenants or agreements that are subject to other cure periods under this Indenture; or

(3) acceleration prior to the express maturity of any indebtedness of the Issuer, the Guarantor or any of their Subsidiaries or Significant Investees which the principal amount individually or in the aggregate totals R$50,000,000.00 (fifty million reais) (or the equivalent thereof at the time of determination) or more; or

(4) breach of any of the representations and warranties in connection with the first amendment to the private instrument of the 24th issuance of simple debentures, non-convertible into shares, issued by the Issuer on the date hereof; or

(5) the Issuer, the Guarantor or any of their Subsidiaries or Significant Investees defaults in the payment of any indebtedness or pecuniary obligations with an individual or aggregate amount that totals R$50,000,000.00 (fifty million reais) (or the equivalent thereof at the time of determination) or more and such default continues for a period of two Business Days, or within the cure periods provided by the respective instruments, as the case may be; or

(6) any protest (protesto de títulos) or similar procedure against the Issuer, the Guarantor or any of their Subsidiaries or Significant Investees, in an amount that individually or in the aggregate exceeds R$50,000,000.00 (fifty million reais) or its equivalent in other currencies, except if, within 10 Business Days from such protest, it is proven that (a) the protest was canceled or suspended by a judicial or administrative decision; (b) guarantees were accepted by the competent court; or (c) the protest was duly settled; or

(7) the Issuer, the Guarantor or any of their Subsidiaries or Significant Investees engage in any operations outside their corporate purpose or that conflict with their respective Bylaws; or

(8) failure to renew the Concession within twelve (12) months prior to the expiration of the Concession Agreement; except if the Board of Directors of the ANEEL has not issued a recommendation against the renewal to the Brazilian Ministry of Mines and Energy (Ministério de Minas e Energia); or

(9) the Issuer or the Guarantor cease to have their financial statements audited by any of the following independent audit firms: (a) KPMG Independent Auditors; (b) Deloitte Touche Tohmatsu Independent Auditors; (c) PricewaterhouseCoopers Independent Auditors; or (d) Ernst & Young Independent Auditors, or their successors; or

(10) a failure by the Guarantor or any of its Subsidiaries to comply with the provisions under Section 801, unless a repurchase of securities occurs pursuant to the terms of Section 1008 of this Indenture; or

(11) a failure by the Issuer to comply with the provisions under Section 803; or

(12) a failure by the Issuer to comply with the provisions set forth under Section 1006; or

(13) a failure by the Guarantor to comply with the provisions set forth under Section 1007 for two consecutive fiscal quarters or four non-consecutive fiscal quarters; or

(14) (i) the Reorganization Plan; (ii) this Indenture and/or (iii) any of their provisions shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, and, in the case of item (iii) above, such decision makes its implementation as provided by this Indenture impossible; or

(15) the Guarantor or the Issuer shall contest the enforceability of the Reorganization Plan, this Indenture, the Collateral Documents, the Notes Guarantee in a pleading in any court or similar body; or

(16) the Guarantor or the Issuer makes any form of assignment, promise of assignment or any transfer or promise of transfer to third parties, in whole or in part, any of its obligations under this Indenture; or

(17) (a) liquidation, dissolution or extinction of the Issuer, Guarantor and/or any of their Subsidiaries or Significant Investees, except if such liquidation, dissolution and/or extinction results from a corporate transaction that does not constitute an Event of Default under this Indenture; (b) bankruptcy of the Issuer, the Guarantor and/or any of their Subsidiaries; (c) self-bankruptcy request made by the Issuer, the Guarantor and/or any of their Subsidiaries; (d) bankruptcy request of the Issuer, the Guarantor and/or any of their Subsidiaries, by third parties, which is not resolved within the legal deadline through judicial deposit and/or dispute; or (e) new request for judicial or extrajudicial reorganization from the Issuer, the Guarantor and/or any of their Subsidiaries, regardless of whether the respective request is granted; or

(18) a failure by the Guarantor or the Issuer to pay final, non-appealable, court judgments or arbitration decisions for the payment of money aggregating in excess of R$50,000,000.00 (fifty million reais) (or the equivalent in other currencies); or

(19) (i) any administrative or judicial measure that results in confiscation, expropriation, blocking, arrest or otherwise burdens or limit, for any reason, the Concession granted to the Issuer for its activities related to the distribution of energy, provided that due process is followed; and (ii) intervention, following due process, by any Person acting under the authority of any national, regional or local government in respect to the Concession resulting from facts related to the Issuer’s economic capacity; or

(20) termination of the Concession granted to the Issuer to explore activities related to energy distribution, or early termination of the Concession Agreement; or

(21) act of a Person acting under the authority of any national, regional or local government with the purpose to arrest, expropriate, nationalize, condemn, confiscate, take or in any way compulsorily acquire, all or substantially all of the undertakings, assets or revenues of the Guarantor or the Issuer is; or

(22) a failure by the Issuer or the Guarantor to comply with the provisions set forth under Section 1005; or

(23) any act by the Issuer and/or the Guarantor in disagreement with this Indenture or any other document related to the issuance, which may adversely affect the punctual and full compliance, by the Issuer, with any of its obligations provided by such documents; or

(24) the Guarantor or any of its Subsidiaries defaults under the First Priority Debentures or the Second Priority Debentures and such default results in the acceleration of the First Priority Debentures or the Second Priority Debentures prior to their express maturity.

The Guarantor or the Issuer shall deliver to the Trustee, within one (1) Business Day after an Officer of the Guarantor or the Issuer obtains actual knowledge of any Default or Event of Default, if such Default or Event of Default is continuing, written notice in the form of an Officers’ Certificate of such Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

The Trustee shall not be deemed to have notice of any Default or Event of Default (other than a Payment Default) unless a written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

Section 502. Acceleration of Maturity; Rescission and Annulment. If an Event of Default provided in clauses (1), (3), (11), (14), (15), (16), (17), (19), (20), (22) or (24) of Section 501 occurs, then and in each and every such case, the unpaid principal amount of all the Notes then Outstanding and all accrued interest on the Notes shall, without any notice to the Issuer or any other act on the part of the Trustee or any Holder, become and be immediately due and payable, notwithstanding anything contained to the contrary in this Indenture or in the Notes. If any other Event of Default set forth in Section 501 occurs and is continuing with respect to the Notes, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding hereunder may by written notice to the Issuer (and to the Trustee if given by the Holders) or the Trustee at the written request of the Holders of at least 25% in aggregate principal amount of the Notes then outstanding (and subject to being indemnified and/or secured and/or prefunded to its satisfaction by the Holders) shall declare the principal amount of all the Notes then Outstanding and all accrued interest thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, notwithstanding anything contained to the contrary in this Indenture, in the Notes or the Notes Guarantee.

The right of the Holders to give such acceleration notice will terminate if the event giving rise to such right has been cured before such right is exercised. At any time after such a declaration of acceleration has been made with respect to the Notes and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Issuer has paid or deposited with the Trustee (or its agent) a sum sufficient to pay

(A) all overdue installments of interest on the Notes,

(B) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration, and interest thereon at the rate or rates prescribed therefor by the terms of the Notes, to the extent that payment of such interest is lawful,

(C) interest upon overdue installments of interest at the rate or rates prescribed therefor by the terms of the Notes, to the extent that payment of such interest is lawful, as established by Section 308 of the Indenture, and

(D) all sums paid or advanced by the Trustee and the Agents hereunder and the compensation and properly incurred expenses, disbursements and advances of the Trustee, their respective agents and counsel and all other amounts due to the Trustee and the Agents under Section 607 (including indemnity payments);

and

(2) all Events of Default, other than the nonpayment of the principal and accrued interest of the Notes which have become due solely by such acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

If an Event of Default occurs and is continuing, the Trustee may, and shall, upon written request of Holders of at least 25% in aggregate principal amount of Notes Outstanding (and subject to being indemnified, prefunded and/or secured to its satisfaction) pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to (i) collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes and this Indenture and (ii) enforce the Collateral Documents. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. In addition, if an Event of Default occurs and is continuing, the Trustee may, and shall upon written direction of Holders of at least 25% in aggregate principal amount of outstanding Notes (subject to receipt of indemnity, prefunding and/or security satisfactory to the Trustee and the collateral agent), subject to the terms of this Indenture and the Collateral Documents, instruct the relevant collateral agent to (i) foreclose on the Collateral in accordance with the terms of the Collateral Documents and this Indenture, and (ii) take such further action on behalf of the Holders with respect to the Collateral as the relevant collateral agent deems appropriate or as directed by Holders of at least 25% in aggregate principal amount of outstanding Notes.

Section 503. Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if:

(a) default is made in the payment of any installment of interest on any Notes when such interest becomes due and payable, or

(b) default is made in the payment of the principal of (or premium, if any, on) any Notes at the Maturity thereof, or

(c) default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due by the terms of the Notes,

and any such default continues for any period of grace provided with respect to the Notes and the Notes Guarantee, the Issuer will, upon demand of the Trustee, pay to it, for the benefit of the Holder of any such Note, the whole amount then due and payable on any such Note and interest, with interest, to the extent that payment of such interest shall be legally enforceable, upon the overdue principal (and premium, if any) and upon overdue installments of interest, to the extent lawful, at 1% per annum (or, if lower, the maximum default rate permitted by the Central Bank from time to time) in excess of such rate; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation and properly incurred expenses, disbursements and advances of the Trustee and the Agents, their respective agents and counsel and all other amounts due to the Trustee and the Agents under Section 607 (including indemnity payments).

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Issuer or any other obligor upon the Notes and the Notes Guarantee and collect the money adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon such Notes, wherever situated. Notwithstanding the foregoing and regardless of any contrary provision in this Indenture, the Trustee shall not be obliged to take any action with respect to enforcing the Notes unless it has been first instructed in writing by the requisite number of Holders in accordance with this Indenture and received satisfactory indemnity, security and/or prefunding with respect to such instruction. Under no circumstances will the Trustee be liable to any person with respect to any action it takes or does not take when acting upon an instruction of Holders provided to it under this Indenture.

If an Event of Default occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the Holders by appropriate judicial proceedings in order to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 504. Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuer or any other obligor upon the Notes or the property of the Issuer or of such other obligor or its creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal or interest (if any)) shall be entitled and empowered, by intervention in such proceedings or otherwise,

(i) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary and advisable in order to have the claims of the Trustee (including any claim for the compensation and properly incurred expenses, disbursements and advances of the Trustee and the Agents, their respective agents and counsel and all other amounts due to the Trustee and the Agents under Section 607 (including indemnity payments)) and of the Holders allowed in such judicial proceeding; and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any receiver, assignee, trustee, liquidator, sequestrator (or other similar official under any applicable bankruptcy law) in any such judicial proceeding is hereby authorized by each Holder to make such payment to the Trustee and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation and properly incurred expenses, disbursements and advances of the Trustee and the Agents, their respective agents and counsel, and any other amounts due to the Trustee and the Agents under Section 607 (including indemnity payments).

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 505. Trustee May Enforce Claims Without Possession of Securities. All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation and properly incurred expenses, disbursements and advances (including indemnity payments) of the Trustee and the Agents, their respective agent and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 506. Application of Money Collected. Any money collected by the Trustee with respect to any Notes pursuant to this Article or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due to the Trustee and the Agents (including any predecessor trustee and agent) under Section 607.

SECOND: To the payment of the amounts then due and unpaid upon the Notes of principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively.

THIRD: To the Issuer, or to the extent the Trustee has collected any amount pursuant to Article Eleven from the Guarantor, to the Guarantor.

Section 507. Limitation on Suits. No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c) such Holder or Holders of Notes have offered to the Trustee indemnity, security and/or prefunding satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity security and/or prefunding has failed to institute any such proceeding; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes;

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders. Such limitations, however, shall not apply to the rights of the Holder of any Notes Outstanding, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest, if any, on such Notes and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 508. Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provisions in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 308) interest on such Note on the respective due date expressed in such Note (or, in the case of redemption or repayment, on the Redemption Date or Repayment Date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

Section 509. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, then and in every such case the Issuer, the Guarantor, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 510. Rights and Remedies Cumulative. Except as otherwise provided in the last clause of Section 307, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 511. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 512. Control by Holders. The Holders of a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities; provided that

(a) the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine that the action so directed conflicts with any law or the provisions of this Indenture or if the Trustee in good faith shall determine that such action would be prejudicial to the Holders not taking part in such direction;

(b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and

(c) the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security, prefunding and/or indemnity satisfactory to the Trustee against any loss, liability or expense it may incur.

Section 513. Waiver of Past Defaults. Subject to Section 502, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders waive an existing Default or Event of Default hereunder and its consequences, except:

(a) a Payment Default, or a default in the payment of any sinking or purchase fund or analogous obligation with respect to the Securities, or

(b) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note.

Upon any such waiver, such default shall cease to exist, and any Default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 514. Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Notes to which the suit relates, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Note on or after the respective due date expressed in such Note (or, in the case of redemption or repayment, on or after the Redemption Date or Repayment Date).

Section 515. Waiver of Stay or Extension Laws. Each of the Issuer and the Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuer and the Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that they shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article Six

THE TRUSTEE

Section 601. Certain Duties and Responsibilities of the Trustee. (a) Except during the continuance of an Event of Default with respect to any Securities:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture with respect to the Securities, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may, with respect to the Securities, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof.

(b) In case an Event of Default has occurred and is continuing, the Trustee shall exercise with respect to the Securities such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct, except that

(1) this subsection shall not be construed to limit the effect of subsections (a) or (d) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in aggregate principal amount of the Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Securities.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(e) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

Section 602. Notice of Defaults. Within 90 days after a Responsible Officer of the Trustee receives written notice of any Default hereunder with respect to the Securities at the Corporate Trust Office of the Trustee, the Trustee shall transmit to all Holders, in accordance with Section 106, notice of such default hereunder, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the character specified in Section 501(9) with respect to the Securities no such notice to Holders shall be given until at least 30 days after the occurrence thereof. The Trustee shall not be deemed to have knowledge of any Default or Event of Default (other than a Payment Default), unless a Responsible Officer of the Trustee shall have received written notice of such event, referencing the Securities and this Indenture, at the Corporate Trust Office of the Trustee, and the receipt and/or delivery of reports and other information under this Indenture by the Trustee shall not constitute notice or actual or constructive knowledge of any Default or Event of Default contained therein.

Section 603. Certain Rights of Trustee

Subject to Section 601:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Order, and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Any request or direction of the Guarantor mentioned herein shall be sufficiently evidenced by a written request or direction signed on behalf of the Guarantor by its chief executive officer together with another of its executive officers or by its attorney in fact in accordance with its bylaws;

(c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate;

(d) the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security, prefunding, and/or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, delegates or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of or for the supervision or monitoring of any agent, delegate or attorney appointed with due care by it hereunder;

(h) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(i) the Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Indenture;

(j) no permissive power or authority available to the Trustee shall be construed as a duty;

(k) notwithstanding any provision to the contrary and in no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), whether or not foreseeable and irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; This Section 603(k) shall survive the redemption or maturity of the Notes, the termination of this Indenture, and the termination (whether by resignation or otherwise) of the appointment of the Trustee;

(l) the rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and to resign, are extended to, and shall be enforceable by, The Bank of New York Mellon in their capacities as Paying Agent, Transfer Agent and Registrar hereunder, and each agent, custodian and other Person employed to act hereunder;

(m) the Trustee may request that the Issuer or the Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture;

(n) the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, third-party computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world; nuclear or natural catastrophes; political unrest; explosion; severe weather or accident; terrorism; strikes or work stoppages for any reason; embargo; government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Indenture; the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; any other causes beyond the Trustee’s control whether or not of the same class or kind as specified above it being understood that the Trustee shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances;

(o) the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Indenture, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document related hereto, or (iii) the satisfaction of any condition set forth in this Indenture;

(p) the Trustee shall not be liable for failing to comply with its obligations under this Indenture in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required;

(q) in each case that the relevant collateral agent may, or is required under the respective Collateral Documents to take any action, including to make any determination, exercise of discretion or judgment, to give consents, to exercise rights, powers or remedies, to release or sell Shared Collateral or otherwise to act under the relevant Collateral Documents, the relevant collateral agent may seek direction from the Trustee (who shall only deliver instructions upon receipt of written direction from the Holders of the requisite aggregate principal amount of outstanding Notes and subject to receipt of indemnity, security and/or prefunding satisfactory to the Trustee and the relevant collateral agent);

(r) the Issuer and the Guarantor covenants and represents that neither they nor any of their affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the United States Government, (including, the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively, “Sanctions”).

The Issuer and the Guarantor covenant and represent that neither they nor any of their respective affiliates, subsidiaries, directors or officers will use any payments made pursuant to this Indenture or the Notes, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person; and

(s) the rights (including the right to compensation and indemnity), protections, indemnities, disclaimers and limitations of liability applicable to the Trustee as set out in this Indenture shall include providing enforcement directions to the relevant collateral agent with respect to the Collateral Documents and taking any action with respect to the collateral sharing arrangements and all references to “Indenture” shall include reference to the “Collateral Documents” and the collateral sharing arrangements.

Section 604. Not Responsible for Recitals or Issuance of Securities. The recitals contained herein, in the Securities, in any documents issued in connection with the sale of Securities, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer or the Guarantor (as applicable), and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee or any Authenticating Agent makes no representations as to the validity or sufficiency of this Indenture or of the Securities. The Trustee shall not be accountable for the use or application by the Issuer or the Guarantor of Securities or the proceeds thereof. The Issuer shall be responsible for making and verifying any calculation under this Indenture and the Issuer shall, upon request by the Holders, provide evidence of any such calculation to the Trustee, the Agents and to the Holders; provided that, to the extent any calculation is required under this Indenture, the Issuer shall submit to the Trustee an Officer’s Certificate describing in detail such calculations, and the Trustee shall be permitted to deliver a copy of such Officer's Certificate to any Holder, upon request of such Holder and/or deliver such Officer’s Certificate to all Holders through the clearing systems. The Trustee shall not be responsible to make or verify any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance (financial or otherwise) with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture.

Section 605. May Hold Securities. The Trustee, any Paying Agent, the Registrar, the transfer agent or any other agent of the Issuer or the Guarantor, in its individual or any other capacity, may become the owner or pledgee of Securities and may deal with the Issuer and the Guarantor with the same rights it would have if it were not Trustee, Paying Agent, Registrar, the Transfer Agent or such other agent.

Section 606. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on or the investment of any money received by it hereunder except as otherwise agreed with the Issuer in writing.

Section 607. Compensation and Reimbursement. The Issuer and the Guarantor, jointly and severally, agree:

(a) to pay to the Trustee from time to time compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). If any payment to a Holder of moneys due in respect of any Note is improperly withheld or refused or delayed, such remuneration will accrue as from the date of such withholding or refusal or delay until payment to such Holder is duly made.

If an Event of Default shall have occurred, or if the Trustee finds it expedient or necessary, or is requested to undertake duties which are of an exceptional nature or otherwise outside the scope of the Trustee’s normal duties under this Indenture, the Notes and the Collateral Documents, the Issuer and the Guarantors will, jointly and severally, pay such additional remuneration which shall be calculated in accordance with the Trustee’s normal hourly rates in force from time to time;

(b) to reimburse the Trustee upon its request for all properly incurred expenses and disbursements incurred or made by the Trustee in accordance with any provision of this Indenture and the Collateral Agency Agreement (including the compensation and the properly incurred expenses and disbursements of its agents, counsel, accountants and experts), except any such expense or disbursement as may be attributable to its own gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction no longer subject to appeal or review); and

(c) to indemnify the Trustee (including any predecessor Trustee) and its respective directors, officers, agents, and employees (each, an “Indemnified Party”) for, and to hold them harmless against, any and all loss, damage, claim, liability or expense, including taxes, arising out of or in connection with (A) this Indenture, the exercise or performance of its powers and duties hereunder, and the acceptance or administration of this trust, including the costs and expenses of defending itself against or investigating any claim (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers, duties or rights hereunder, or (B) in connection with enforcing the provisions of this Indenture or (C) the fees, expenses and disbursements of the Trustee’s agents and advisors and other persons not regularly within the Trustee’s employ; provided, however, that the Issuer and the Guarantor need not indemnify against any loss, liability or expense incurred by an Indemnified Party as a result of its own gross negligence or willful misconduct, as conclusively determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review.

As security for the performance of the obligations of the Issuer and the Guarantor under this Section, the Trustee shall have a lien prior to the Securities upon all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (and premium, if any) or interest on particular Securities. The Trustee’s right to receive payment under this Section shall not be subordinated to any other liability or indebtedness of the Issuer, except as otherwise required by law. The obligations of the Issuer and the Guarantor set forth in this Section 607 shall survive the payment in full of all amounts due and owing hereunder and under the Securities, the termination for any reason of this Indenture, the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee. Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after the occurrence of an Event of Default under Section 501(13), the expenses and the compensation for the services are intended to constitute expenses of administration under the United States Bankruptcy Code (Title 11 of the United States Code) or any applicable federal or state bankruptcy, insolvency or similar laws or analogous foreign law for the relief of debtors; provided, however, that this shall not affect the Trustee’s rights as set forth in this Section or Section 506.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 608. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee at all times that satisfy the requirements of TIA §310(a) hereunder with respect the Securities, which shall be a corporation organized and doing business under the laws of the United States of America or of any State, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$50,000,000, and subject to supervision or examination by U.S. Federal or State authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 608, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee with respect to any Securities shall cease to be eligible in accordance with the provisions of this Section 608, it shall resign immediately in the manner and with the effect hereinafter specified in this Article Six. The Trustee shall comply with TIA §310(b); provided, however, that there shall be excluded from the operation of TIA §310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 609. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee under Section 610.

(b) The Trustee may resign at any time by giving written notice thereof to the Issuer and the Guarantor. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation or removal, the retiring Trustee may (on behalf of and at the expense of the Issuer and the Guarantor) appoint its own successor or the retiring Trustee (at the expense of the Issuer and the Guarantor) or the Issuer may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

(c) The Trustee may be removed at any time upon not less than 30 days’ prior written notice by Act of the Holders of a majority in aggregate principal amount of the Outstanding Notes, delivered to the Trustee and to the Issuer.

(d) If at any time:

(1) the Trustee shall cease to be eligible under Section 608 and shall fail to resign after written request therefor by the Issuer or by any such Holder, or

(2) the Trustee shall become incapable of acting with respect to the Securities, or

(3) the Trustee shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuer by a Board Resolution may remove the Trustee, with respect to the Securities, or (ii) subject to Section 514, any Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any cause, the Issuer, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapacity, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in aggregate principal amount of the Outstanding Notes delivered to the Issuer and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede the successor Trustee appointed by the Issuer. If no successor Trustee shall have been so appointed by the Issuer or the Holders and accepted appointment in the manner hereinafter provided, the Trustee, at the expense of the Issuer or any Holder who has been a bona fide Holder of a Security for at least six months may on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Issuer shall give notice of each resignation and each removal of the Trustee with respect to the Securities and each appointment of a successor Trustee with respect to the Securities to the Holders of Securities, in accordance with Section 106. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Section 610. Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer and to the predecessor Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Trustee shall become effective, and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Trustee; but, on request of the Issuer or the successor Trustee, such predecessor Trustee shall, upon payment of its reasonable charges, if any, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the predecessor Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such predecessor Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 607. Upon request of any such successor Trustee and the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

In case of the appointment hereunder of a successor Trustee with respect to the Securities, the Issuer, the predecessor Trustee and each successor Trustee with respect to the Securities shall execute and deliver an indenture supplemental hereto which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the predecessor Trustee with respect to the Securities as to which the predecessor Trustee is not being succeeded shall continue to be vested in the predecessor Trustee, and shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee. No successor Trustee with respect to any Securities shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article.

Section 611. Merger, Conversion, Consolidation or Succession to Business. Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such Person shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

Section 612. Preferential Collection of Claims Against the Issuer.. The Trustee shall comply with TIA §311(a), excluding any creditor relationship listed in TIA§311(b). A Trustee who has resigned or been removed shall be subject to TIA§311(a) to the extent indicated.

Section 613. Reports by Trustee to Holders. Within 60 days after the yearly anniversary of the Issue Date, beginning with the anniversary in 2025, the Trustee shall, to the extent that any of the events described in TIA §313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA §313(a). The Trustee also shall comply with TIA §§313(b), 313(c) and 313(d).

By acceptance of the Notes, each Holder is deemed to have confirmed that (x) it has had the opportunity to review the Collateral Agency Agreement (in the form attached as Exhibit B herein) and that it approves such form and authorizes, directs and instructs the Trustee to execute and deliver the Collateral Agency Agreement; and (ii) it has authorized, directed and instructed the Trustee to appoint TMF Brasil Administração e Gestão de Ativos Ltda. as the collateral agent (the “Collateral Agent”) for the benefit of the Holders and the Trustee.

Section 614. Appointment of Collateral Agent. Notwithstanding anything to the contrary in this Indenture, the Collateral Agency Agreement or the Collateral Documents, the Issuer, the Guarantor and Holders (who shall be deemed upon acceptance of the Notes) acknowledge and understand that the:

(a) Trustee has not conducted any due diligence or investigation with respect to the relevant collateral agent or its ability to perform its required duties and accepts no responsibility or liability for any acts, omissions or defaults of such collateral agent;

(b) Trustee shall not be responsible or liable in any manner whatsoever for:

i.	the creation, perfection, legality and enforceability under applicable laws, sufficiency and/or maintenance of the assets secured under the Collateral Documents and or any agreement, assignment or other document relating thereto; or

ii.	investigating the creditworthiness of the assets secured under the Collateral Documents, the obligors thereunder or any of the obligations of any of the parties under any of the Collateral Documents (including without limitation, whether the cash flows from any securities comprising the assets secured under the Collateral Documents and the Notes are matched).

(c) Trustee may appoint the Collateral Agent (selected by the Issuer) to act as a collateral agent under the Collateral Documents and may (but shall not be obliged to) provide instruction and/or indemnity, security and/or prefunding to the Collateral Agent unless instructions in accordance with this Indenture are provided to the Trustee by the requisite number of Holders and subject to receipt of indemnity, security and/or prefunding satisfactory to the Trustee and the Collateral Agent from such Holders;

(d) the Collateral Agent shall not be permitted to make any amendments to or make any waiver under the Collateral Documents, unless instructed by the Trustee (upon instruction of the requisite number of Holders, to the extent required under this Indenture); and

(e) by accepting the Notes, Holders shall be deemed to have acknowledged, agreed and confirmed that they have reviewed and approved the forms of the Collateral Documents, including the Collateral Agency Agreement and collateral sharing arrangements provided for in the Collateral Documents and in the Reorganization Plan. Each Holder shall be solely responsible for making its own independent appraisal of, and investigation into, the financial condition, creditworthiness, condition, affairs, status and nature of the Issuer, the Guarantor, the Notes and the Collateral Documents, the Collateral Agency Agreement and the collateral sharing arrangements and acknowledge, confirm and agree that the Trustee shall not at any time have any responsibility for the same and no Holder shall rely on the Trustee in respect thereof.

Article Seven

HOLDERS’ LISTS
AND ISSUER INFORMATION

Section 701. Issuer to Furnish Trustee Names and Addresses of Holders. The Issuer shall furnish or cause to be furnished to the Trustee:

(a) semi-annually, not more than 15 days after each Record Date, in each year in such form as the Trustee may reasonably require, a list of the names and addresses of the Holders as of such date, and

(b) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Issuer of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished, excluding from any such list names and addresses received by the Trustee in its capacity as Registrar.

Section 702. Preservation of Information; Communications to Holders. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 701 and the names and addresses of Holders received by the Trustee in its capacity as Registrar. The Trustee may destroy any list furnished to it as provided in Section 701 upon receipt of a new list so furnished.

Section 703. Issuer to Furnish Information. (a) The Issuer shall furnish, upon request, to any Holder, any owner of a beneficial interest in any Note or any prospective purchaser designated by a Holder any information required to be delivered to shareholders under Brazilian law and regulation. Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants contained in this Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officers’ Certificate).

(b) For so long as any of the Notes are Outstanding, the Issuer shall make the information specified in clause (a) above available at the offices of each paying agent.

Section 704. Communication by Holders of Notes with Other Holders of Notes(a) . Any Holder, or group of Holders or beneficial owners, holding in the aggregate more than 10% in principal amount of outstanding Notes may communicate with other Holders with respect to their rights under this Indenture or the Notes. The Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Article Eight

MERGER, incorporation and change of control

Section 801. Guarantor and its Subsidiaries May Merge, etc., only on Certain Terms. (a) Subject to Section 1008, the Guarantor and its Subsidiaries shall not, in a single transaction or series of related transactions, split, merge with or into, or incorporate, any Person, unless:

(i) any convertible debentures or notes issued by the Guarantor have been converted into shares or other securities pursuant to its terms;

(ii) such transaction is limited to the segment of generation and/or distribution of energy;

(iii) immediately after giving effect to such transaction, the last twelve-months (LTM) Pro Forma Net Debt to Consolidated Adjusted EBITDA Ratio of the Guarantor and the successor company, on a combined basis, does not exceed 3.25; and

(iv) the Guarantor shall have entered into a supplemental indenture to this Indenture pursuant to which the Guarantor shall have reaffirmed its obligations under the Indenture and the Notes Guarantee and the successor company shall have irrevocably and unconditionally guaranteed the Notes on terms of Article Twelve.

Section 802. [Reserved].

Section 803. Change of Control

Until the conclusion of the Reorganization, the Guarantor shall not transfer the direct Control of the Issuer; and after the conclusion of the Reorganization, Control of the Issuer shall only be transferred if the occurrence of such transfer of Control does not result in a Ratings Decline.

Article Nine

SUPPLEMENTAL INDENTURES

Section 901. Supplemental Indentures Without Consent of Holders. Without the consent of the Holders, the Issuer, when authorized by a Board Resolution, the Guarantor, when authorized by a Board Resolution, and the Trustee (upon an Order), at any time and from time to time, may enter into one or more indentures supplemental hereto for any of the following purposes:

(1) to evidence and provide for the acceptance of appointment by another corporation as a successor Trustee hereunder, pursuant to Sections 609 and 610; or

(2) to evidence the Guarantor’s merger and to provide for the inclusion of a successor company as an additional guarantor under Section 801(iv) of this Indenture; or

(3) to cure any ambiguity, defect or inconsistency contained herein; or

(4) to secure the Notes; or

(5) to add to the covenants of the Issuer for the benefit of the Holders or surrender any right or power conferred upon the Issuer; or

(6) to make certain changes to provide for the issuance of Additional Notes in accordance with this Indenture; or

(7) to conform the text of this Indenture or the Notes to any provision of the RJ Plan and its annexes.

No supplemental indenture for the purposes identified in clauses (1), (3), (5) or (6) above may be entered into, if to do so would adversely affect the interest of the Holders of Securities.

Section 902. Supplemental Indentures with Consent of Holders. Modification and amendments to this Indenture, to any supplemental indenture, the Collateral Documents, to the terms and conditions of the Notes or of the Notes Guarantee or to the rights of the Holders of the Notes, and any existing Default or compliance with any provision may be made or waived, with the written consent of the Holders of at least a majority in aggregate principal amount of Outstanding Notes; provided that, no such modification or amendment to the Indenture, the Collateral Documents and the Notes may, without the consent or the affirmative vote of each Holder so affected:

(1) reduce the principal amount of any Note or the rate of interest thereon (including Additional Amounts) or any premium payable upon the redemption thereof; change the date upon which the principal of or the interest on any Note is due and payable or extend the time for any payment thereof; or change the Place of Payment or the currency in which any Note or any premium or the interest thereon is payable; or impair the right to institute suit for the enforcement of any such payment; or

(2) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture; or

(3) subordinate the Notes, the Notes Guarantee in contractual right of payment to any other indebtedness of the Issuer, the Guarantor or any Subsidiary, as the case may be; or

(4) modify certain other or change any provision of this Indenture affecting the ranking of the Notes or the Notes Guarantee in a manner adverse to the Holders of the Notes; or

(5) modify or change any of the provisions of this Section or Section 513, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

Section 903. Execution of Supplemental Indentures. In executing any supplemental Indenture, Notes or Collateral Documents permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee may request and shall be entitled to receive, and (subject to Section 601) shall be fully protected in relying upon, in addition to the documents required by Section 102, an Opinion of Counsel and Officers’ Certificates from the Issuer and the Guarantor each stating that the execution of such supplemental indenture constitutes the legal, valid, binding and enforceable obligations of the party or parties executing such amendment or supplement and is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, indemnities or immunities under this Indenture or otherwise.

Section 904. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby to the extent provided therein.

Section 905. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and such Notes may be delivered by the Trustee in exchange for Outstanding Notes.

Section 906. Notice of Supplemental Indentures. After any supplemental indenture under this Article becomes effective, the Issuer shall give to the Holders a notice briefly describing such supplemental indenture; provided, however, that the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of such supplemental indenture.

Article Ten

COVENANTS

Section 1001. Payment of Principal, Premium and Interest. The Issuer shall duly and punctually pay the principal of (and premium, if any) and interest on each Note in accordance with their terms and this Indenture. By 10:00 a.m. (New York time), at least one Business Day prior to any Interest Payment Date, any payment date or Maturity, as applicable, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer are acting as their own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the principal of (and premium, if any) and interest on the Notes which is payable on such Interest Payment Date or Maturity, as applicable.

On each Principal Payment Date until the Maturity Date, the Issuer shall make a principal payment corresponding to such Principal Payment Date in the amount set forth below, which principal payment shall be in addition to interest payments and Additional Amounts, if any, due with respect to the Notes on the relevant date, provided, however, that such amount may be adjusted pro rata upon the issuance of Additional Notes or repurchases of Notes.

Principal Payment Date	Aggregate Principal Amount Payable
[●], 20[●][3]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]

For the avoidance of doubt, the Issuer will promptly provide an updated principal payment schedule to the Trustee and the Agents upon the issuance of Additional Notes or repurchases of Notes.

Section 1002. Maintenance of Office or Agency. The Issuer shall maintain an office or agency in the Place of Payment, where Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served, which shall initially be the Corporate Trust Office of the Trustee. The Issuer shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the principal Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands provided that the Trustee shall not serve as an agent or office for the purpose of service of process on behalf of the Issuer.

[3]	NTD: To be included an Interest Payment Date that is 42 months after the Closing Date, with semi-annual payments thereafter.

Section 1003. Money for Security Payments to Be Held in Trust. If the Issuer shall at any time act as its own Paying Agent, it will, on or prior to the Business Day prior to each due date of the principal of (and premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee of its action or failure to so act.

Whenever the Issuer shall have one or more Paying Agents, they will, at least one Business Day prior to each due date of the principal of (and premium, if any) or interest on any Securities, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal (and premium, if any) or interest, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee in writing of their action or failure to so act. The Issuer shall cause the bank through which payment of funds to the Paying Agent will be made to deliver to the Paying Agent by 10:00 a.m. (New York City Time) two Business Days prior to the due date for such payment irrevocable confirmation (by tested telex or authenticated Swift MT 100 Message) of their intention to make such payment.

The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(1) hold all sums held by it for the payment of principal of (and premium, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest on the Notes; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture with respect to any Notes or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent in respect of the Notes as to which it seeks to discharge this Indenture or, if for any other purpose, all sums so held in trust by the Issuer in respect of all Notes, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Issuer on Request, or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer and the Guarantor for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer give to the Holders as to which the money to be repaid was held in trust, a notice in accordance with Section 106 that such moneys remain unclaimed and that, after a date specified in the notice, which shall not be less than 30 days from the date on which the notice was first given to the Holders as to which the money to be repaid was held in trust, any unclaimed balance of such moneys then remaining will be paid to the Issuer free of the trust formerly impressed upon it.

The Issuer initially authorizes The Bank of New York Mellon to act as Paying Agent for the Notes on its behalf. The Issuer may at any time and from time to time authorize one or more Persons to act as Paying Agent in addition to or in place of The Bank of New York Mellon with respect to any Notes issued under this Indenture.

The parties hereto agree that if any payments of interest or principal under the Notes become subject to U.S. withholding tax pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, the Issuer shall provide notice of such event to the Trustee, and the parties hereto shall use their commercially reasonable efforts to cooperate in good faith and to share such relevant and applicable information or make such amendments or modifications to this Indenture as are necessary to permit the parties to fulfill their withholding and reporting obligations thereunder.

Section 1004. Payment of Taxes. The Issuer and the Guarantor shall pay or discharge all Taxes levied or imposed upon the Issuer and the Guarantor, as the case may be, as well as other labor, social security, environmental obligations and any other obligations imposed by law or for which it or any of them are otherwise liable and to which they have been notified; provided, however, that the Issuer or the Guarantor shall not be required to pay or discharge or cause to be paid or discharged any such Taxes where the failure to effect such payment shall not, directly or indirectly, adversely affect the punctual and full compliance, by the Issuer or the Guarantor, of any of their obligations provided by this Indenture.

Section 1005. Corporate Purpose. The Issuer and the Guarantor shall (i) preserve and keep in full force and effect their corporate type pursuant to Articles 220 to 222 of the Brazilian Corporate Law; and (ii) continue to operate in the distribution and commercialization of electricity or have as their corporate purpose the participation in companies that operate in the generation, distribution and/or commercialization of electricity, as provided by their respective bylaws.

Section 1006. Restricted Payments The Issuer shall not declare or pay any dividend or make any distribution on or in respect of its Capital Stock or similar payment, including juros sobre capital próprio, to the direct or indirect holders of its Capital Stock (the actions specified above being herein referred to as “Restricted Payments”) if at the time the Issuer makes such Restricted Payment a Default or an Event of Default shall have occurred and be continuing, other than any Minimum Required Dividend.

Section 1007. Financial Covenants. The Guarantor shall not permit, for two consecutive quarters or four non-consecutive quarters (a) its Net Debt to Consolidated Adjusted EBITDA Ratio to exceed 3.75; or (b) the ratio of its Consolidated Adjusted EBITDA to Consolidated Adjusted Gross Interest Expense to be less than 2.00, in each case as of December 31, 2025 and as of the last day of each full fiscal quarter thereafter until the Maturity Date.

Section 1008. Repurchase of Securities upon a Spin-Off, Merger or Incorporation.

(a) Upon the occurrence of any spin-off, merger, incorporation or incorporation of shares involving the Issuer that does not comply with the conditions of Section 801(a) of this Indenture (the “Spin-Off, Merger or Incorporation Event”), each Holder of the Notes shall have the right to require the Guarantor to repurchase all or any part (equal to US$200,000 and integral multiples of US$1,000 in excess thereof) of that Holder’s Notes, at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, thereon to, but excluding, the payment date (the “Spin-Off, Merger or Incorporation Payment”).

(b) Within 30 days following any Spin-Off, Merger or Incorporation Event, the Guarantor and the Issuer shall make a “Spin-Off, Merger or Incorporation Offer” by notice to each Holder, with a copy to the Trustee, offering to repurchase Notes (equal to US$200,000 and integral multiples of US$1,000 in excess thereof) on the date specified in such notice (the “Spin-Off, Merger or Incorporation Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date the notice is sent, except as may be required by law.

(c) Installments of interest that are due on or prior to the Spin-Off, Merger or Incorporation Payment Date shall be payable to the Holders of such Notes registered as such on the relevant Record Dates according to their terms and the provisions of Section 308.

(d) If only a portion of the Notes is purchased pursuant to a Spin-Off, Merger or Incorporation Offer, new Notes in principal amount equal to the portion thereof not purchased shall be issued in the name of the Holders thereof upon cancellation of the original Notes (or adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate); provided that the remaining principal amount of such Holders’ Security shall not be less than U.S.$200,000 and shall be in integral multiples of U.S.$1,000 in excess thereof. The Trustee shall promptly authenticate and mail (or cause to be transferred by book entry if the Notes are Global Notes) such new Notes to each Holder.

(e) The Guarantor and the Issuer shall comply, to the extent applicable, with the requirements of Section 14e of the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Spin-Off, Merger or Incorporation Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 1008 each of the Guarantor and the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1008 by doing so. If it would be unlawful in any jurisdiction to make a Spin-Off, Merger or Incorporation Offer, the Issuer shall not be obligated to make such offer in such jurisdiction and will not be deemed to have breached its obligations this Section 1008 because of its failure to make such offer.

(f) The obligation of the Guarantor and the Issuer to make a Spin-Off, Merger or Incorporation Offer may be waived or modified at any time prior to the occurrence of such spin-off, merger, incorporation or incorporation of shares with the written consent of Holders of a majority in principal amount of the Notes.

(g) On the Spin-Off, Merger or Incorporation Payment Date, the Issuer shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Spin-Off, Merger or Incorporation Offer;

(2) deposit with the Paying Agent an amount in U.S. dollars equal to the Spin-Off, Merger or Incorporation Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Guarantor and the Issuer.

(h) The paying agents shall promptly pay to each Holder of Notes properly tendered and not withdrawn, the Spin-Off, Merger or Incorporation Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry if the Notes are Global Notes) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of US$200,000 and integral multiples of US$1,000 in excess thereof and shall otherwise be substantially in the form specified in this Indenture. The Guarantor and the Issuer shall publicly announce the results of the Spin-Off, Merger or Incorporation Offer on or as soon as practicable after the Spin-Off, Merger or Incorporation Payment Date.

(i) In the event that the Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Spin-Off, Merger or Incorporation Offer and the Guarantor, the Issuer or a third party purchases all the Notes held by such Holders who have validly tendered (and not withdrawn) their Notes in such Spin-Off, Merger or Incorporation Offer, the Guarantor shall have the right, on not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Spin-Off, Merger or Incorporation Payment Date pursuant to the Spin-Off, Merger or Incorporation Offer provided above, to redeem all of the Notes that remain Outstanding following such purchase at the purchase price equal to that in the Spin-Off, Merger or Incorporation Offer plus, to the extent not included in the Spin-Off, Merger or Incorporation Offer payment, accrued and unpaid interest and Additional Amounts, if any, on the Notes that remain Outstanding, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Record Date provided for in clause (c)).

(j) The Guarantor and the Issuer shall not be required to make a Spin-Off, Merger or Incorporation if (i) a third party makes the Spin-Off, Merger or Incorporation Offer in the manner, at the times and otherwise in compliance with the requirements, set forth herein, that are applicable to a Spin-Off, Merger or Incorporation Offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under the Spin-Off, Merger or Incorporation Offer or (ii) notice of redemption for all outstanding Notes has been given pursuant to this Indenture.

Section 1009. Mandatory Prepayment

Upon the occurrence of the events below, the Issuer shall prepay the maximum principal amount of Notes (plus accrued and unpaid interest, and additional amounts, if any, on the principal amount being prepaid) that may be prepaid at a prepayment price equal to the redemption price that would be due if the Notes were being redeemed pursuant to an optional redemption on the applicable Prepayment Date, in accordance with the terms of Section 1109 of this Indenture, and observing the following order of priority in payment (i) first, for payment of the First Priority Secured Debt on a pro rata basis; and (ii) second, after payment of 98% of the amount of the First Priority Secured Debt, payment of the Second Priority Secured Debt on a pro rata basis (“Mandatory Prepayment”).

(a) If from the date of this Indenture and during the Calculation Period, after deducting an amount equal to the Minimum Cash, there is a Cash Surplus, the surplus funds will be used by the Issuer for a Mandatory Prepayment.

(b) Until the end of the Reorganization, the Issuer and/or the Guarantor shall allocate 25% (twenty-five percent) of the net proceeds resulting from a sale, of goods and rights in an amount greater than R$50,000,000.00 (fifty million reais) in the aggregate of each fiscal year, for a Mandatory Prepayment.

(c) Until the end of the Reorganization, the Issuer and the Guarantor shall use 25% (twenty-five percent) of the net proceeds from any gains from judicial or tax proceedings that result in net cash proceeds in excess of R$50,000,000.00 (fifty million reais) in the aggregate for each fiscal year, for the pre-payment of the First Priority Secured Obligations and after payment of the First Priority Secured Obligations, payment of the Second Priority Secured Obligations, except for proceeds resulting from recovery actions and/or executions arising from electricity bills or from the refund of improper payments, regardless of their nature.

Section 1010. Compliance with Applicable Laws. The Issuer and the Guarantor shall comply with applicable laws, regulations, administrative rules and determinations of governmental bodies, municipalities or courts related to the exercise of their activities, except where the failure to comply (a) is being discussed in good faith in the judicial and/or administrative proceedings; and/or (b) may not, directly or indirectly, affect the punctual and full compliance, by the Issuer or the Guarantor, of any of their obligations provided by this Indenture.

Section 1011. Maintenance of Governmental Approvals. The Guarantor shall, and shall use its best efforts to cause the Issuer to, maintain and renew all permits, licenses, authorizations, approvals, and consents held by the Issuer and the Guarantor and required for the Issuer and the Guarantor to conduct their respective businesses or to perform their obligations under this Indenture, except where the failure to do so does not, directly or indirectly, affect the punctual and full compliance, by the Issuer or the Guarantor, of any of their obligations set forth in this Indenture and, when related to environmental issues, does not have a relevant reputational impact on the Issuer and the Guarantor.

Section 1012. Maintenance of Insurance. The Issuer and the Guarantor shall maintain insurance for their relevant operational assets, as applicable, in accordance with current best practices in their operating markets.

Section 1013. Maintenance of Books and Records. The Guarantor and the Issuer shall, and shall cause each of their Subsidiaries to, maintain books, accounts and records in accordance with generally accepted accounting principles as applied in Brazil or in the applicable jurisdiction.

Section 1014. Further Assurances. The Issuer and the Guarantor shall, at their own cost and expense, (i) within 10 Business Days after a request by the Trustee, execute and deliver to the Trustee all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required to enable the Trustee to exercise and enforce its rights under this Indenture and under the documents, instruments and agreements required under this Indenture and to carry out the intent of this Indenture, including evidence of any calculation under this Indenture, or within the deadline requested by the competent authority; and (b) within 1 (one) Business Day after knowledge or receipt of notice, as applicable, deliver to the Trustee (i) information regarding the occurrence of any Event of Default; (ii) copy of any correspondence or judicial or extrajudicial notice received by the Issuer related to an Event of Default; or (iii) information regarding the occurrence of any event or situation that may, directly or indirectly, cause any adverse effect on the Issuer’s ability to comply with any of its obligations under this Indenture and/or any other debt that, if due and unpaid, may result in the early maturity of the Notes (“Material Adverse Effect”). The Guarantor shall, within a period of up to 1 (one) Business Day counted from its knowledge, notify the Trustee of the occurrence of any event that may, directly or indirectly, affect full compliance, by the Issuer or the Guarantor, of any of its obligations under this Indenture.

Section 1015. Financial Statements. (a) The Issuer and the Guarantor shall furnish (or in lieu of furnishing, make accessible electronically with notice to the Trustee) to the Trustee and, upon request, the Holders of the Notes: (i) promptly upon such financial statements becoming available, but in any event within 120 calendar days after the end of each fiscal year of Guarantor copies of its audited financial statements (on a consolidated basis) in respect of such fiscal year (including a profit and loss account, balance sheet and cash flow statement), in English, prepared in accordance with IFRS and a report thereon by Guarantor’s certified independent public accountants; and (ii) within 60 calendar days after the end of each of the first three fiscal quarters of the Issuer and the Guarantor, copies of its unaudited financial statements (on a consolidated basis) in respect of the relevant period (including a profit and loss account, balance sheet and cash flow statement), in English, prepared on a basis consistent with the audited financial statements of the Guarantor, and in accordance with IFRS and a “limited” review report (revisão limitada) thereon by the Guarantor’s certified independent public accountants, along with a declaration executed by the directors of the Issuer, in accordance with its Bylaws, certifying: (i) that the provisions of the Indenture remain valid; and (ii) that no event of default has occurred (or, if there has been an event of default, specifying each such event of default and the nature and status thereof) and the Issuer and the Guarantor are in compliance with their respective obligations under the Indenture and the Collateral Documents. The Issuer and the Guarantor shall furnish or cause to be furnished to the Trustee all notices of shareholders’ meetings and other public reports and public communications that are filed with any stock exchange, in the language required by such stock exchange. The Trustee shall have no duty with respect to such reports, information and documents, other than to place them in its file (except when available on the Issuer’s website) and make them available for inspection by Holders upon request. Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s and the Guarantor’s compliance with any of the covenants contained in this Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officers’ Certificate). In the event documents are uploaded to the Issuer’s website and deemed delivered to the Holders and the Trustee, the Trustee will not be responsible for ensuring that (i) the documents have in fact been uploaded in a time manner or at all or (ii) are freely available for downloading or viewing without password access or any paywall.

(b) The Issuer shall notify the Trustee within 1 (one) Business Day from its knowledge of the occurrence of any act or fact that causes the Issuer’s financial statements to no longer reflect its real and current economic and financial condition.

Section 1016. Ranking. The Issuer and the Guarantor shall ensure that the Notes and the Notes Guarantee rank (i) equally in right of payment with all First Priority Secured Obligations (except those obligations preferred by operation of law, including labor and tax claims), (ii) subject to (iv) below, senior in right of payment to the Second Priority Secured Obligations and the Issuer’s and the Guarantor’s existing and future subordinated indebtedness, (iii) effectively senior to all existing and future indebtedness of the Issuer and the Guarantor that is not secured by a lien, to the extent of the value of the Shared Collateral after payment in full of the First Priority Secured Obligations, including the Notes and (iv) effectively subordinated to any existing or future indebtedness of the Issuer and the Guarantor that is secured by liens on assets that do not constitute a part of the Shared Collateral to the extent of the value of such assets.

Section 1017. Maintenance of Listing

In the event the Notes are listed on the SGX-ST, the Issuer will use its commercial best efforts to obtain and maintain listing of the Notes on the SGX-ST.

Section 1018. Maintenance of Authorizations

The Issuer and the Guarantor shall maintain valid, effective and in full force, all authorizations required for the execution of this Indenture and the compliance with the obligations set forth herein.

Section 1019. Assignments

The Issuer and the Guarantor shall not assign or transfer or promise to assign to third parties their respective rights and obligations under this Indenture, without the prior consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes.

Section 1020. Compliance with Environmental and Labor Laws The Issuer shall observe and comply, as well as use its best efforts for its affiliates, directors, managers, employees and board, in the exercise of their functions and acting on behalf of the Issuer, to comply, during the term of this Indenture, with: (a) environmental legislation in force, including, without limitation, the provisions of the Brazilian Environmental Policy provided by Law No. 6,938, of August 31, 1981, as amended, in the Resolutions of the CONAMA (Brazilian Council for the Environment) and in other supplementary environmental legislation and regulations, adopting preventive or reparatory measures and actions with the purpose to avoid and remediate potential environmental damage, as well as take all required steps to preserve the environment and comply with determinations of municipal, state and federal bodies that may subsequently legislate or regulate the current environmental standards, except where such non-compliances may not reasonably result in a Material Adverse Effect and, when related to environmental issues, a reputational impact on the Issuer; and (b) labor legislation and regulations, particularly law and regulations relating to occupational health and safety, being certain that the Issuer and Guarantor do not directly or indirectly encourage prostitution, child labor and/or labor in conditions analogous to slavery or in any way infringes the rights of forest dwellers, including, but not limited to, the right over areas of indigenous occupation, as declared by the competent authority.

Section 1021. Rating Agencies

The Issuer shall contract and maintain during the term of this Indenture, at its own expense, at least one (1) risk rating agency to rate the Issuer and the Notes, provided that (a) the Issuer and the Notes risk classification shall be updated annually from the date of the respective report until the Maturity Date; (b) the Issuer shall disclose and allow the Trustee and the rating agency to widely disclose to the market the reports summarizing the risk ratings; (c) the Issuer shall deliver to the Trustee the risk classification reports relating to the Issuer and the Notes published by the rating agency, within a period of up to 2 (two) Business Days; and (d) communicate the Trustee within up to 2 (two) Business Days of any change in the risk classification of the Issuer and/or the Notes of which it is aware. If the rating agency engaged by the Issuer closes its activities in Brazil or, for any reason, is prevented from issuing the risk rating of the Issuer or the Note, the Issuer must: (i) engage another rating agency by notifying the Trustee, provided that such risk rating agency is Standard & Poor’s, Moody’s or Fitch Ratings; or (ii) notify the Trustee within 3 (three) Business Days for the Holders define the replacement Rating Agency, if the rating agency is not one of the rating agencies mentioned in item (i) above.

Section 1022. Compliance with Anticorruption Laws

The Issuer and the Guarantor shall observe and comply with, and observe and comply on behalf of its partners or controlling shareholders, controlled companies, affiliates, managers, shareholders with management powers and respective employees, in the exercise of their functions and acting on behalf of the Issuer and the Guarantor, with national or foreign laws, or regulations against the financing of terrorism, money laundering, corruption or acts against the public administration, including, without limitation, the Anti-Corruption Laws, and other applicable laws and regulations that regulate acts against the public administration, corruption crimes and other criminal offenses of a similar nature, as applicable to the Issuer and the Guarantor, and shall (a) maintain internal policies and procedures that ensure full compliance with Anti-Corruption Laws in all jurisdictions where the Issuer and the Guarantor operates; (b) provide full knowledge of the Anti-Corruption Laws to all professionals with whom they may interact prior to the beginning of their work within the scope of this Indenture; (c) refrain from engaging in acts of corruption and against the national and foreign public administration, in its interest or for its benefit, exclusive or not, as the case may be; and (d) if the Issuer and/or the Guarantor is aware of any act or fact related to the aforementioned rules, communicate the Trustee within 2 (two) Business Days from its knowledge of such act or fact.

Section 1023. Services provided by Affiliates

The Issuer shall not enter into any services agreement with its Subsidiaries, Affiliates or companies under common control in an aggregate annual value exceeding R$50,000,000.00 (fifty million reais), except for the sharing of services and infrastructure with companies that are part of its economic group, through cost sharing or contracting of services provided by such companies, provided that they have more beneficial conditions than those in force at the time of contracting, subject to applicable regulations.

Section 1024. Derivatives

After the renewal of the Concession, the Issuer shall contract derivative instruments with the purpose to maintain the payment flow of debts in foreign currency due within the next 12 (twelve) months hedged.

Article Eleven

REDEMPTION OF SECURITIES

Section 1101. Applicability of Article. The Securities may not be redeemed at the election of the Issuer except as permitted or required by any provision of this Indenture and in accordance with the provisions of this Article. Any redemption pursuant to Section 1109 shall be made pursuant to the provisions of Section 1101 through Section 1107 hereof.

Section 1102. Election to Redeem; Notice to Trustee. The election of the Issuer to redeem any Securities redeemable at the election of the Issuer shall be evidenced by, or made pursuant to authority granted by, a Board Resolution delivered at the time of election. In case of any redemption at the election of the Issuer of any Notes, the Issuer shall notify the Trustee in writing of such Redemption Date and of the principal amount of Notes (including any Additional Notes) to be redeemed, no later than 10 calendar days (unless a shorter notice shall be satisfactory to the Trustee) prior to the date such notice is to be given to the Holders of Notes according to Section 1104.

In the case of any redemption of Notes (i) prior to the expiration of any restriction on such redemption provided in the terms of such Notes or elsewhere in this Indenture, or (ii) pursuant to an election of the Issuer which is subject to a condition specified in the terms of such Notes, the Issuer shall furnish the Trustee with an Officers’ Certificate evidencing compliance with such restriction or condition.

Section 1103. Selection of Securities to be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made (i) in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which the Notes are listed or (ii) if such securities exchange has no requirement governing redemption or the Notes are not then listed on a securities exchange, on a pro rata pass through distribution of principal basis or (iii) if the Securities are not held via the Depositary, on a pro rata basis, by lot or such other method as the Trustee deems fair and appropriate, unless otherwise required by law.

(a) No Notes of a principal amount of US$200,000 or less may be redeemed in part, and Notes of a principal amount in excess of US$200,000 may be redeemed in part in multiples of US$1,000 only.

(b) If less than all the Notes of like tenor and terms are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date, from the Outstanding Notes not previously called for redemption. Unless otherwise provided in the terms of the Notes, the portions of the principal of Notes so selected for partial redemption shall be equal to the minimum authorized denomination of the Notes, or an integral multiple thereof, and the principal amount which remains Outstanding shall not be less than the minimum authorized denomination for Securities.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal of such Security which has been or is to be redeemed.

Section 1104. Notice of Redemption. Notice of redemption shall be given by the Issuer not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, in accordance with Section 106 and to the Trustee. Once such notice is given in accordance with this Indenture, it shall be irrevocable, except as provided in the last paragraph of this subsection.

All notices of redemption shall state:

(1) the Redemption Date;

(2) the redemption price;

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Notes to be redeemed;

(4) that on the Redemption Date the redemption price shall become due and payable upon each such Note, and that interest, if any, thereon shall cease to accrue from and after said date to the extent that the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price;

(5) the place where such Notes are to be surrendered for payment of the redemption price, which shall be the office or agency of the Issuer in the Place of Payment;

(6) if applicable, that the redemption is on account of a sinking or purchase fund, or other analogous obligation; and

(7) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or other reference number, if any, listed in such notice or printed on the Securities.

Notice of redemption of Notes to be redeemed at the election of the Issuer shall be given by the Issuer; provided, however, that the Issuer shall have delivered to the Trustee, at least 35 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 1105. Notice to Singapore Stock Exchange. So long as any Securities are listed on the Official List of the SGX-ST and the rules of the exchange require, the Issuer shall cause notices of redemption to be published as provided in Section 1304.

Section 1106. Deposit of Redemption Price. No later than 10:00 a.m. (New York time) one Business Day prior to any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the redemption price of all the Notes which are to be redeemed on that date. The Issuer shall cause the bank through which payment of funds to the Paying Agent shall be made to deliver to the Paying Agent by 10:00 a.m. (New York time) two Business Days prior to the due date of such payment an irrevocable confirmation (by tested telex or authenticated Swift MT 100 Message) of its intention to make such payment. Subject to payment by the Issuer of a sum sufficient to pay the amount due on the Redemption Date, interest on the Notes (or portions thereof if the Notes are redeemed in part) shall cease to accrue upon the Redemption Date of such Notes (or portions thereof if such Securities are redeemed in part).

Section 1107. Notes Payable on Redemption Date. Notice of Redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified and from and after such date (unless the Issuer shall default in the deposit of the redemption price as provided in Section 1106) such Notes shall cease to bear interest. Upon surrender of such Notes for redemption in accordance with the notice, such Notes shall be paid by the Issuer at the redemption price. Installments of interest due on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Record Dates according to their terms and the provisions of Section 308.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate provided in Section 503.

Section 1108. Notes Redeemed in Part. When the Notes are in definitive form, any Note which is to be redeemed only in part shall be surrendered at the office or agency of the Issuer in the Place of Payment (with, if the Issuer so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge to such Holder, a new Note of Stated Maturity and of like tenor and terms, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

Section 1109. Optional Redemption.

The Issuer may redeem the Notes, at its option, in whole, at any time at redemption price of (a) 100% of the principal amount of the Notes being redeemed plus (b) all scheduled interest payments on the Notes through the Redemption Date (excluding accrued but unpaid interest to, but excluding, the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 50 basis points (the make-whole amount), plus in each case any accrued but unpaid interest and Additional Amounts (if any) thereon to, but excluding, the Redemption Date.

The Issuer or any of its Affiliates may at any time and from time to time repurchase Notes in the open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or its Affiliates may determine. The Issuer or any of its Affiliates may hold or resell the Notes it purchases (as long as in compliance with applicable requirements or exemptions under the relevant securities laws) or may surrender them to the Paying Agent for cancellation.

Section 1110. Mandatory Redemption. Neither the Issuer nor the Guarantor is required to make mandatory redemption payments or sinking fund payments with respect to the Securities; provided, however, that the Guarantor is required to make an offer to purchase the Notes in the circumstances specified under Section 1008 and 1009.

Article Twelve

NOTES GUARANTEE

Section 1201. The Notes Guarantee. Subject to the provisions of this Article, the Guarantor hereby irrevocably and unconditionally guarantees to each Holder of a Notes authenticated and delivered by the Trustee and to the Trustee the full and punctual payment (whether at the Stated Maturity, Interest Payment Dates, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium, interest, Additional Amounts and all other amounts that may come due and payable under each Note and the full and punctual payment of all other amounts payable by the Issuer under this Indenture to the Holders and the Trustee as they come due. Upon failure by the Issuer to pay punctually any such amount, the Guarantor shall forthwith pay the amount not so paid at the place and time and in the manner specified in this Indenture.

Section 1202. Notes Guarantee Unconditional. The obligations of the Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Security, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any Security;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Security;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Security, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Security or any other amount payable by the Issuer under this Indenture; or

(f) any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations hereunder.

Section 1203. Discharge, Reinstatement. The Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Security or any other amount payable by the Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, the Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 1204. Waiver by the Guarantor. (a) The Guarantor unconditionally and irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person. The Notes Guarantee constitutes a guaranty of payment and not of collection.

(a) The Guarantor unconditionally and irrevocably waives any and all rights provided under Articles 366, 827, 835, 837, 838 and 839 of the Brazilian Civil Code and Article 794 of the Brazilian Civil Procedure Code.

Section 1205. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article, the Guarantor will be subrogated to the rights of the payee against the Issuer with respect to such obligation; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) and interest on all Securities shall have been paid in full, and all amounts payable to the Trustee and the other agents hereunder have been paid in full.

Section 1206. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Guarantor forthwith on demand by the Trustee or the Holders.

Section 1207. Execution and Delivery of the Notes Guarantee. The execution by the Guarantor of this Indenture or a supplemental indenture evidences the Notes Guarantee whether or not the Person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Notes Guarantee set forth in this Indenture on behalf of the Guarantor.

Article Thirteen

DEFEASANCE AND COVENANT DEFEASANCE

Section 1301. Option to Effect Legal Defeasance or Covenant Defeasance. Each of the Issuer may, at its option by Board Resolution, at any time, elect to have either Section 1302 or Section 1303 applied to the Outstanding Notes upon compliance with the conditions set forth below in this Article Thirteen.

Section 1302. Legal Defeasance and Discharge. Upon the Issuer’s exercise of the option provided in Section 1301 to have this Section 1302 applied to all the Outstanding Notes, the Issuer and the Guarantor shall be deemed to have been discharged from its obligations with respect to such Outstanding Notes and the Guarantor discharged with respect to the Notes Guarantee, respectively, on the date the conditions in Section 1304 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by all the Outstanding Notes and the Notes Guarantee, on the 91st day after the conditions specified in Section 1304 are met, and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Issuer, shall execute instruments acknowledging the same) except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of such Notes to receive, solely from the trust fund provided in Section 1304 and as more fully set forth in such Section, payments in respect of the principal of and premium, if any, and interest and Additional Amounts, if any, on such Notes when such payments are due, (b) the respective obligations of the Issuer and the Guarantor with respect to such Notes under Section 304, Section 305, Section 307, Section 1002 and Section 1003, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the obligations of the Issuer and the Guarantor with respect thereto and (d) this Article Thirteen and the Issuer’s obligations to the Trustee under Section 607. Subject to compliance with this Article Thirteen, the Issuer may exercise its option under this Section 1302 notwithstanding the prior exercise of their option under Section 1303.

Section 1303. Covenant Defeasance. Upon the Issuer’s exercise of the option provided in Section 1301 to have this Section 1303 applied to all the Outstanding Notes, (i) the Issuer and the Subsidiaries shall be released from its obligations under Section 1007 and 1008 with respect to such Securities (hereinafter, “Covenant Defeasance”) and (ii) the occurrence of an event with respect to the Securities specified in Section 501(4), Section 501(5), Section 501(6), Section 501(7) or Section 501(10) shall not constitute a Default or Event of Default with respect to the Notes on and after the date the conditions set forth in Section 1304 are satisfied. For this purpose, such Covenant Defeasance means that, with respect to such Securities, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or clause, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or clause or by reason of any reference in any such Section or clause to any other provision herein or in any other document, but the remainder of this Indenture, with respect to such Securities and Securities as to which the Issuer has not elected to have either Section 1302 or Section 1303 applied, shall be unaffected thereby.

Section 1304. Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1302 or Section 1303 to the then Outstanding Notes:

(1) the Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or its agent) in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of all Outstanding Notes, (A) cash in U.S. dollars, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash in an amount, or (C) a combination thereof, sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or its agent) to pay and discharge, the principal of, premium, if any, and each installment of interest (including Additional Amounts, if any) on the Notes on the due date of such principal of, premium, if any, or installment of interest (including Additional Amounts, if any) in accordance with the terms of this Indenture and of the Notes;

(2) in the case of an election under Section 1302, the Issuer shall have delivered to the Trustee an Opinion of Counsel, from legal counsel in the United States who is external to the Issuer (subject to customary exceptions and exclusions), stating that (x) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the Issue Date there has been a change in the applicable U.S. federal income tax law or an official interpretation thereof, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes with respect to the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit pursuant to clause (1), Legal Defeasance and discharge and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, Legal Defeasance and discharge had not occurred;

(3) in the case of an election under Section 1303, the Issuer shall have delivered to the Trustee an Opinion of Counsel, from legal counsel in the United States who is external to the Issuer (subject to customary exceptions and exclusions), to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit pursuant to clause (1) and Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and Covenant Defeasance had not occurred;

(4) the Issuer shall have delivered to the Trustee (a) an Opinion of Counsel, from legal counsel in Brazil who is external to the Issuer (subject to customary exceptions and exclusions), to the effect that, based upon Brazilian law then in effect, beneficial owners of the Notes will not recognize income, gain or loss for Brazilian tax purposes, including withholding tax except for withholding tax then payable on interest payments due, as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Brazilian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred; or (b) a ruling directed to the Trustee received from tax authorities of Brazil to the same effect as the Opinion of Counsel provided in clause (a) above;

(5) no Default, shall have occurred and be continuing with respect to the Securities on the date of the deposit pursuant to clause (1);

(6) the Guarantor shall have delivered to the Trustee an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a Default under, this Indenture or any other material agreement or instrument to which the Guarantor or any of its Subsidiaries is a party or by which the Guarantor or any of its Subsidiaries is bound;

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or any Subsidiary of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and a written opinion from U.S. counsel reasonably acceptable to the Trustee and external to the Issuer, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) the Issuer shall have delivered to the Trustee a written opinion from U.S. counsel reasonably acceptable to the Trustee and external to the Issuer to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Issuers Act of 1940, as amended.

Section 1305. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. (a) Subject to the provisions of Section 1003, all cash and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or its agent) pursuant to Section 1304 in respect of the Notes subject to Legal Defeasance or Covenant Defeasance, as applicable, shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any agent, as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal and interest, but such cash need not be segregated from other funds except to the extent required by law.

(b) The Issuer and the Guarantor shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

(c) Anything in this Article Thirteen to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Request any money or U.S. Government Obligations held by it as provided in Section 1304 which, in the opinion of an nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 1306. Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 1302 or Section 1303 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantor under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Thirteen until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 1302 or Section 1303; provided, however, that if the Issuer or the Guarantor make any payment of principal of or interest on or Additional Amounts in respect of any Notes following the reinstatement of their obligations, the Issuer or the Guarantor (as the case may be) shall be subrogated to the rights of the Holders of Notes to receive such payment from the money held by the Trustee or the Paying Agent.

Article Fourteen

COLLATERAL

Section 1401. Collateral Documents

(a) The Notes and the Notes Guarantee are Notes Secured Obligations secured by the Shared Collateral, and have the right to receive payments from such Shared Collateral, including the proceeds of any enforcement of Shared Collateral, or any guarantees of any Secured Debt (including the Notes Guarantee), on a “first out” basis prior to payment on the Second Priority Secured Debt Documents.

(b) The due and punctual payment of the interest, additional amounts, if any, principal and premium, if any, on the Notes and Notes Guarantee when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption, prepayment or otherwise, and interest and additional amounts, if any, on the overdue principal of and interest and additional amounts, if any, on the Notes and Notes Guarantee and performance of all other obligations of the Issuer and the Guarantor to the Notes Secured Parties under this Indenture, the Notes, the Notes Guarantee and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the obligations.

Each Holder, by accepting a Note, consents and agrees to (A) the terms of the Collateral Documents, including the collateral sharing arrangements provided for in the Collateral Documents and in the Reorganization Plan (including the provisions providing for the possession, use, release and foreclosure of Shared Collateral) as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Trustee to appoint TMF Brasil Administração e Gestão de Ativos Ltda. to act as a collateral agent under the Collateral Documents and the collateral sharing arrangements, and (B) directs the Trustee to instruct the collateral agent to enter into the Collateral Documents and to perform its obligations and exercise its rights under and in accordance with the Collateral Documents to which it is a party.

The Collateral Agent shall not be permitted to make any amendments to or make any waiver under the Collateral Documents, unless instructed by the Trustee (upon instruction of the requisite number of Holders, to the extent required under this Indenture and subject to receipt of satisfactory indemnity, security and/or prefunding).

The Collateral Agent shall take instructions and directions from the Trustee (acting solely pursuant to the written instructions of the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding (or such greater percentage as shall be required by this Indenture) in aggregate principal amount of the outstanding Notes) pursuant to, and solely to the extent set forth in, this Indenture and the relevant Collateral Document, and no implied duties and covenants shall be deemed to arise against such Collateral Agent. The Issuer and the Guarantor shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents and will do or cause to be done all such acts and things as required by the next sentence of this Section 1401, to assure and confirm to the Collateral Agent a “first out” security interest in the Shared Collateral by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

(c) The Issuer and the Guarantor shall, in each case at their own expense, (A) promptly execute and deliver to the Collateral Agent such Collateral Documents and take such actions to create, grant, establish, preserve and perfect the applicable Liens in favor of the Collateral Agent for the benefit of the Secured Parties on such assets of the Issuer and the Guarantor, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents, and to ensure that such Shared Collateral shall be subject to no other Liens and (B) deliver to the Trustee, for the benefit of the Trustee, the Holders of the outstanding Notes from time to time (the “Notes Secured Parties”), a customary written opinion of counsel to the Issuer or Guarantor, as applicable, with respect to the matters described in clause (A) hereof. To the extent the Shared Collateral is not sufficient to repay the Notes and the other Secured Obligations, the Holders of the Notes will participate ratably with all other general creditors of the Issuer and the Guarantor based upon the respective amounts owed to each holder or creditor, in the remaining unencumbered assets of the Issuer and the Guarantor.

Section 1402. Non-Impairment of Liens

Any release of Shared Collateral permitted by Section 1303 will be deemed not to impair the Liens under this Indenture and the other Collateral Documents in contravention thereof.

Section 1403. Release of Collateral

(a) The Liens granted to the relevant collateral agent by the Issuer and the Guarantor on any Shared Collateral shall be automatically and unconditionally released with respect to the Notes and the Notes Guarantee:

(i) upon the sale or other disposition of such Shared Collateral (including as part of or in connection with any other sale or other disposition permitted under this Indenture) to any Person (other than the Issuer and the Guarantor) to the extent such sale or other disposition is made in compliance with the terms of the Secured Debt Documents and the Collateral Documents;

(ii) if the release of such Lien is approved, authorized or ratified in writing by all Secured Debt Representatives and, in the case of the Trustee, acting at the direction of the Holders; or

(iii) as required to effect any sale or other disposition of Shared Collateral in connection with any exercise of remedies of any collateral agent pursuant to the Collateral Documents.

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Issuer and the Guarantor in respect of) all interests retained by the Issuer and the Guarantor, including the proceeds of any sale, all of which shall continue to constitute part of the Shared Collateral, as applicable, except to the extent otherwise released in accordance with the provisions of this Indenture or the Collateral Documents.

The Issuer and the Guarantor shall furnish to the Trustee on or prior to any proposed release of Collateral by the Issuer or the Guarantor an Officers’ Certificate certifying and an Opinion of Counsel stating that such release will comply with and that such release has been authorized by, permitted by and made in accordance with the terms of this Indenture and the relevant Collateral Documents and the documents governing the collateral sharing arrangements.

Section 1404. Release upon Termination of the Issuer’s Obligations.

Upon any discharge of Secured Obligations with respect to any Secured Debt, then such discharged Secured Debt shall automatically no longer be secured by the Liens granted in favor of the relevant collateral agent.

Section 1405. Suits to Protect the Collateral

(a) Subject to the provisions of the Collateral Documents, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the relevant collateral agent to take all actions it determines in order to: (i) enforce any of the terms of the Collateral Document; and (ii) collect and receive any and all amounts payable in respect of the Obligations hereunder.

(b) Subject to the provisions of the Collateral Documents, the collateral agent shall have power to institute and to maintain such suits and proceedings to prevent any impairment of the Shared Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings in order to preserve or protect its interests and the interests of the Holders and the Trustee in the Shared Collateral. Nothing in this Section 1405 shall be considered to impose any such duty or obligation to act on the part of the Trustee in the absence of instructions from Holders in accordance with this Indenture and subject to receipt of satisfactory indemnity, security and/or prefunding.

Section 1406. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents

Subject to the provisions of the Collateral Documents, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to Section 506 of this Indenture.

Section 1407. Possession of Collateral

So long as the Notes have not been accelerated the Issuer and Guarantor are entitled to remain in possession and retain exclusive control over the Shared Collateral (other than as set forth in the Collateral Documents), and to collect, invest and dispose of any income thereon. Upon acceleration of any Notes, the relevant collateral agent may (and if so instructed, shall) enforce rights and remedies against the Shared Collateral, including foreclosing upon the Shared Collateral or any part thereof in accordance with and subject to the terms of the Collateral Documents.

Section 1408. Further Assurances

In each case, subject to the terms, conditions and limitations of this Indenture and the Collateral Documents, the Issuer and the Guarantor shall execute any and all further documents and instruments, and take all further actions, that may be required under applicable law or that any collateral agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, in each case to the extent required under this Indenture, the Collateral Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the day and year first above written.

Light Serviços de Eletricidade S.A.

By:
Name:
Title:

Light S.A. - Em Recuperação Judicial

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

EXHIBIT A

[FORM OF FACE OF INITIAL NOTES ]

[Global Securities Legend]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEFINITIVE SECURITY IS ISSUED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Light Serviços de Eletricidade S.A., a sociedade por ações incorporated and existing under the laws of the Federal Republic of Brazil, having its principal office at Avenida Marechal Floriano, 168, Centro, Rio de Janeiro, RJ, 20080-002 (“Issuer”), which term shall include any successor corporation under the Indenture referred to on the reverse hereof), promises to pay to Cede & Co., or its registered assigns for the benefit of the Holders of the Notes, the principal sum of U.S.$[●], on [●], and to pay interest thereon to Cede & Co., or its registered assigns for the benefit of the Holders of the Notes, as provided on the other side of this Note.

Interest Payment Dates: [●] and [●] of each year, commencing on [●]4.

Record Dates: [●] and [●]

Principal Payment Dates: Each Principal Payment Date set forth in the table below.

Principal Payment Date	Aggregate Principal Amount Payable
[●], 20[●][5]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]

For the avoidance of doubt, the Issuer will promptly provide an updated principal payment schedule to the Trustee and the Agents upon the issuance of Additional Notes or repurchases of Notes.

Additional provisions of this Note are set forth on the other side of this Note.

[4]	NTD: Interest to be payable semi-annually in the Interest Payment Dates, starting on month 6 after the Closing Date.

[5]	NTD: To be included an Interest Payment Date that is 42 months after the Closing Date, with semi-annual payments thereafter.

THIS NOTE MAY ONLY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED AS PART OF A NOTE WHERE EACH U.S.$ 1,000 AGGREGATE PRINCIPAL AMOUNT OF SUCH NOTES CONSISTS OF (A) A NOTE, WITH AN AGGREGATE PRINCIPAL AMOUNT OF U.S.$[●] ISSUED BY LIGHT SERVIÇOS DE ELETRICIDADE S.A.

IN WITNESS WHEREOF, Light Serviços de Eletricidade S.A has caused this instrument to be duly executed:

Light Serviços de Eletricidade S.A.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture issued by Light Serviços de Eletricidade S.A.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Dated: _____________________

LIGHT SERVIÇOS DE ELETRICIDADE S.A.

4.210% Notes due 2032

 Principal Amount: US$[●]

as revised by the Schedule of Increases or

Decreases in Global Security attached hereto

No. [1]	CUSIP: 53222M AD4
ISIN: US53222MAD48

Light Serviços de Eletricidade S.A., a sociedade por ações incorporated and existing under the laws of the Federal Republic of Brazil, having its principal office at Avenida Marechal Floriano, 168, Centro, Rio de Janeiro, RJ, 20080-002 (“Light SESA”) or the “Issuer”), which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promise to pay to:

CEDE & CO.

or registered assigns, the principal sum of U.S.$[●] (the “Notes”), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on [●]6 (“Maturity Date”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and interest on said principal sum on [●] and [●] of each year (or, if such day is not a Business Day, on the next succeeding Business Day, each such day, an “Interest Payment Date”), commencing on [●] (with interest accruing from [●]), in like coin or currency, at the rate per annum specified in the title hereof, until payment of said principal sum has been made or duly provided for. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes. The Notes will bear interest at the rate per annum of 4.210%. The Issuer will pay interest on overdue principal at 1% per annum in excess of such rate. Interest on the Notes will be payable semi-annually on [●] and [●] of each year, commencing on [●], to the person in whose name a Note is registered at the close of business on the preceding [●] or [●] (each a “Record Date”). Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date for such interest.

[6]	NTD: To be included the date that is 8 years after the Closing Date.

Payment of interest will be made by wire transfer in immediately available funds to a U.S. Dollar account maintained by the Depositary or its nominee with a bank in New York City. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Record Date and may be paid either to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days nor less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Note may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practical by the Trustee, all as more fully provided in said Indenture. Notwithstanding the foregoing, in the case of interest payable at Stated Maturity, such interest shall be paid to the same Person to whom the principal hereof is payable.

On each Principal Payment Date set forth below (each a “Principal Payment Date”) until the Maturity Date, the Issuer shall make a principal payment corresponding to such Principal Payment Date in the amount set forth below, which principal payment shall be in addition to interest payments and Additional Amounts, if any, due with respect to the Notes on the relevant date, provided, however, that such amount may be adjusted pro rata upon the issuance of Additional Notes or repurchases of Notes.

Principal Payment Date	Aggregate Principal Amount Payable
[●], 20[●][7]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	US$[●]
[●], 20[●]	[●]
[●], 20[●]	[●]
[●], 20[●]	[●]

[7]	NTD: To be included an Interest Payment Date that is 42 months after the Closing Date, with semi-annual payments thereafter.

All payments made by the Issuer or the Guarantor under or in respect of this Note or the Notes Guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (“Taxes”) imposed, levied, collected, withheld or assessed by or within Brazil or any other jurisdiction in which the Issuer is organized or resident for Tax purposes or within or through which payment is made or by, on behalf of, or within any political subdivision or taxing authority therein (a “Taxing Jurisdiction”), unless such withholding or deduction is required by law or by the interpretation or administration thereof. In the event that any such withholding or deduction is required, the Issuer shall pay in U.S. dollars such additional amounts (“Additional Amounts”) as will result in a net payment of the U.S. dollar amount that would otherwise have been receivable in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable: (i) in respect of any Taxes that would not have been so imposed on such Notes but for the existence of any present or former connection between the relevant Holder or beneficial owner of the Note or any payment in respect of such Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes; (ii) in respect of any Taxes that would not have been so withheld or deducted if the Notes had been presented for payment within 30 days after the Relevant Date; (iii) in respect of any Taxes that would not have been so imposed on such Notes if the Holder or the beneficial owner of the Notes had made a declaration of non-residence any other claim or filing for exemption to which it is entitled, provided that (1) such declaration of non-residence or other claim or filing for exemption is required under the applicable law, regulations or administrative practice of any Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or part of such Taxes, and (2) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required, the relevant Holder or beneficial owner at that time has been notified by the Issuer or any other person through whom payment may be made, that a declaration of non-residence or other claim or filing for exemption is required to be made; (iv) in respect of any estate, inheritance, gift, value added, sales, use, excise, transfer, personal property or similar Taxes; (v) in respect of any Taxes payable other than by withholding or deduction; (vi) in respect of any payment to a Holder of Notes that is a fiduciary, intermediary, partnership (including an entity treated as a partnership for tax purposes) or any Person other than the sole beneficial owner of such payment or Notes, to the extent that a beneficiary or settlor with respect to such fiduciary, intermediary, a member of such partnership or the beneficial owner of such payment or Notes would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Notes; or (vii) in respect of any combination of clauses (i) through (vi) above.

All references hereunder to principal, interest, premium or other amounts payable hereunder shall be deemed also to refer to any Additional Amounts which may be payable as set forth in the Indenture or in this Note.

Reference is hereby made to the further provisions of this Note of which it is comprised are set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

Additional provisions of this Note are set forth on the other side of this Note.

Light Serviços de Eletricidade S.A.

By:
Name:
Title:

[Signature Page to Global Note]

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture for the Notes due 2032.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Dated: _____________________

Form of Reverse Side of Notes

LIGHT SERVIÇOS DE ELETRICIDADE S.A.

4.210% Notes due 2032

This Note is one of a duly authorized issue of Notes of the Issuer, pursuant to the Indenture, initially issued in the aggregate principal amount of U.S.$ [●], all issued or to be issued under and pursuant to the Indenture dated as of December [●], 2024 (herein called the “Indenture”), duly executed and delivered by the Issuer, the Guarantor, The Bank of New York Mellon, as trustee (herein called the “Trustee”), paying agent, transfer agent and registrar, to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, any Paying Agent, any transfer agent, the Registrar, the Issuer and the Holders of the Notes and the terms upon which the Notes are issued and are to be authenticated and delivered. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms and Holders are referred to the Indenture for a statement of those terms. Each Holder, by accepting a Note, agrees to be bound by all the terms and provisions of the Indenture, as amended or supplemented from time to time.

Subject to the limitations set forth under Section 1007 of the Indenture, the Issuer may issue and the Guarantor may guarantee additional Notes having identical terms and conditions as the Notes (the “Additional Notes”).

The Issuer will only be permitted to issue such Additional Notes and Additional Notes if, at the time of such issuance, the Issuer is in compliance with the covenants contained in the Indenture.

Any Additional Notes will be part of the same issue as the Notes, that the Issuer is currently offering and will vote on all matters with the Holders of the Notes; provided, however, such Additional Notes shall be issued under a separate CUSIP or ISIN number than the outstanding Notes, unless such Additional Notes are fungible with such Notes for U.S. federal income tax purposes.

The Issuer may redeem the Notes, at its option, in whole, at any time at redemption price 100% of the principal amount of the Notes being redeemed plus (b) all scheduled interest payments on the Notes through the Redemption Date (excluding accrued but unpaid interest to, but excluding, the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus 50 basis points (the make-whole amount), plus in each case any accrued but unpaid interest and Additional Amounts (if any) thereon to, but excluding, the Redemption Date.

The Issuer or any of its Affiliates may at any time and from time to time repurchase Notes in the open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or its Affiliates may determine. The Issuer or any of its Affiliates may hold or resell the Notes it purchases (as long as in compliance with applicable requirements or exemptions under the relevant securities laws) or may surrender them to the Paying Agent for cancellation.

None of the Guarantor nor the Issuer are required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, that the Guarantor will be required to make an offer to purchase the Notes in the circumstances specified under Section 1008 and 1009 of the Indenture, which subsection (a) provides that, upon the occurrence of a spin-off, merger, incorporation or incorporation of shares involving the Issuer that does not comply with the conditions of Section 801(a) of the Indenture, each Holder shall have the right to require the Guarantor to repurchase all or any part (equal to US$200,000 and integral multiples of US$1,000 in excess thereof) of that Holder’s Notes at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, thereon to, but excluding, the payment date, and (ii) that the Guarantor and the Issuer will be required to.

Subject to payment by the Issuer of a sum sufficient to pay the amount due on any Redemption Date, interest on the Notes (or portions thereof if the Notes are redeemed in part) shall cease to accrue upon the Redemption Date of such Notes (or portions thereof if such Securities are redeemed in part).

Notice of redemption shall be given not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed (i) if to the Holder of a non-Global Note, if mailed, first-class mail, or delivered by courier, by hand or by e-mail to each Holder affected by such event, at its address as it appears in the Register, or (ii) if to the Holder of a Global Note, to the Depositary in accordance with its applicable procedure in each case, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where the Indenture or this Note provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or otherwise, it shall be impractical to mail notice of any event to any Holder when such notice is required to be given pursuant to any provision of the Indenture or this Note, then such method of notification as shall be made with the approval of Trustee shall constitute a sufficient notification for every purpose hereunder. Notices shall be deemed to have been given on the date of delivery, mailing or of publication or, if published on different dates, on the date of the first such publication. Neither the failure to give any notice to a particular Holder of Notes, nor any defect in a notice given to a particular Holder, shall affect the sufficiency of any notice given to another Holder of Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Pursuant to the provisions of Article 12 of the Indenture, the Guarantor irrevocably and unconditionally guarantees to each Holder of a Notes authenticated and delivered by the Trustee and to the Trustee the full and punctual payment (whether at the Stated Maturity, Interest Payment Dates, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium, interest, Additional Amounts and all other amounts that may come due and payable under each Note and the full and punctual payment of all other amounts payable by the Issuer under the Indenture as they come due. Upon failure by the Issuer to pay punctually any such amount, the Guarantor shall forthwith pay the amount not so paid at the place and time and in the manner specified in the Indenture.

If an Event of Default provided in clauses (1), (3), (11), (14), (15), (16), (17), (19), (20), (22) or (24) of Section 501 occurs, then and in each and every such case, the unpaid principal amount of all the Notes then Outstanding and all accrued interest on the Notes shall, without any notice to the Issuer or any other act on the part of the Trustee or any Holder, become and be immediately due and payable, notwithstanding anything contained to the contrary in this Indenture or in the Notes. If any other Event of Default set forth in Section 501 occurs and is continuing with respect to the Notes, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding hereunder may by written notice to the Issuer (and to the Trustee if given by the Holders) or the Trustee at the written request of the Holders of at least 25% in aggregate principal amount of the Notes then outstanding (and subject to being indemnified and/or secured and/or prefunded to its satisfaction by the Holders) shall declare the principal amount of all the Notes then Outstanding and all accrued interest thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

The right of the Holders and the Trustee to give such acceleration notice will terminate if the event giving rise to such right has been cured before such right is exercised. At any time after such a declaration of acceleration has been made with respect to the Notes and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Section 504 of the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences in the circumstances described in Section 505 of the Indenture.

The Indenture permits the Issuer, when authorized by a Board Resolution, the Guarantor, when authorized by a Board Resolution, and the Trustee (upon an Order) to enter into one or more supplemental indentures without the consent of the Holders for the purposes described in Section 901 of the Indenture. Other modification and amendments to the Indenture, to any supplemental indenture, to the terms and conditions of the Notes or of the Notes Guarantee or to the rights of the Holders of the Notes, and any existing Default or compliance with any provision may be made or waived, with the written consent of the Holders of at least a majority in aggregate principal amount of Outstanding Notes; provided that, no such modification or amendment may, without the consent or the affirmative vote of each Holder so affected, result in the consequences described in Section 902 of the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the rights of the Holders of any Notes Outstanding, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest, if any, on this Note and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

The Indenture contains provisions for defeasance at any time of (a) the entire Debt of this Note and (b) certain restrictive covenants, upon compliance by the Issuer with certain conditions set forth therein.

The Notes are issuable only in fully registered form without coupons in minimum denominations of U.S.$1.00 (one dollar) and any integral multiple of U.S.$1.00 (one dollar) in excess thereof. Notes may be exchanged for other Notes of any authorized denomination, of a like aggregate principal amount and Stated Maturity and of like tenor and terms, upon surrender of the Notes to be exchanged at such office or agency as provided in Section 1002 of the Indenture in the manner and subject to the limitations provided in the Indenture.

The Bank of New York Mellon will be the Paying Agent, the Registrar and the transfer agent with respect to the Notes. The Issuer may at any time and from time to time authorize any Person to act as Registrar, Paying Agent or transfer agent in place of or in addition to The Bank of New York Mellon with respect to any Notes issued under the Indenture.

Subject to Section 204 of the Indenture, upon surrender for registration of transfer of any Note at the office or agency of the Issuer to be maintained as provided in Section 1002 of the Indenture, the Issuer shall execute, and the Trustee, upon receipt of an Order, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations, of a like aggregate principal amount and Stated Maturity and of like tenor and terms.

Unless otherwise provided in the Note to be transferred, combined, divided or exchanged, no service charge shall be made on any Holder for any transfer or exchange of Notes, but the Issuer and the Trustee may (unless otherwise provided in such Note) require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes, other than exchanges pursuant to Section 304 or Section 905 of the Indenture not involving any transfer.

The Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 308 of the Indenture) interest on, this Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Guarantor, the Trustee nor any agent of the Issuer, the Guarantor or the Trustee shall be affected by notice to the contrary.

Each of the parties to the Indenture irrevocably consented to the non-exclusive jurisdiction of any court in the State of New York or any United States Federal court sitting in the City of New York and County of New York, and any appellate court from any thereof, and waive any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture or the Notes, to the extent permitted by law. The Issuer and the Guarantor waived, to the fullest extent permitted by law, any objection to any suit, action or proceeding that may be brought in connection with the Indenture or the Notes in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum, except in relation to certain assets related to services rendered and the concessions held by the Issuer or the Guarantor (bens vinculados aos serviços) that cannot, as a matter of Brazilian law, be subject to liens, pledges, security interests, Charges, claims, encumbrances or disposal. The Issuer and the Guarantor agreed that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer and the Guarantor and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantor is subject by a suit upon such judgment; provided that service of process is effected upon the Issuer and the Guarantor in the manner provided in the Indenture or as otherwise permitted by law.

Notwithstanding the foregoing, any suit, action or proceeding brought in connection with the Indenture or the Notes against the Issuer or the Guarantor may be instituted in any court of competent jurisdiction in their corporate domicile.

The Issuer and the Guarantor agreed that service of all writs, process and summonses in any suit, action or proceeding brought in connection with the Indenture or the Notes against the Issuer or the Guarantor in any court in the State of New York or any United States Federal court sitting in the City of New York and County of New York, and any appellate court from any thereof, may be made upon Cogency Global Inc., whom the Issuer and the Guarantor irrevocably appointed as their authorized agent for service of process. With respect to any such action in any court in the State of New York or any United States Federal court sitting in the City of New York and County of New York, and any appellate court from any thereof, service of process upon Cogency Global Inc., as the authorized agent of the Issuer and the Guarantor for service of process, and written notice of such service to the Issuer and the Guarantor shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantor.

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

This Note will be governed by, and construed in accordance with, the laws of the State of New York.

NOTATION OF THE GUARANTEE

For value received, Light S.A. - Em Recuperação Judicial (the “Guarantor”, which term includes any successor Person under the Indenture) has irrevocably and unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of December [●], 2024 (as amended from time to time, the “Indenture”), by and among Light Serviços de Eletricidade S.A., the Guarantor, The Bank of New York Mellon, as trustee (herein called the “Trustee”), paying agent, transfer agent and registrar: (a) the due and punctual payment of the principal of, premium, if any, and interest and any Additional Amounts on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders of the Notes or the Trustee, all in accordance with the terms of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Maturity (as defined in the Indenture), by acceleration or otherwise. The obligations of the Guarantor to the Holders of the Notes and to the Trustee, pursuant to the Notes Guarantee and the Indenture are expressly set forth in Article Thirteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Notes Guarantee.

IN WITNESS WHEREOF, the Guarantor has caused the Guarantee to be duly executed.

Light S.A. - Em Recuperação Judicial

By:
Name:
Title:

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM--as tenants in common

TEN ENT--as tenants by the entireties

JT TEN--as joint tenants with right of survivorship and not as tenants in common UNIF

GIFT MIN ACT--........Custodian.......

(Cust.) (Minor)

Under Uniform Gifts to Minors Act

_________________________

(State)

Additional abbreviations may also be used
though not in the above list.

_________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

_________________________

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE:

PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE:

_________________________________________________________________

________________________________ the within Note and all rights thereunder, hereby irrevocably constituting and appointing

______________________________

______________________________ attorney to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:	______________________________

______________________________
Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in accordance with, the Notes Exchange Act of 1934, as amended.

______________________________
Signature Guarantee

(Notice: The signature must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.)

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Note have been made.

Date of Transfer or Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease or Increase	Signature of Officer of Trustee or Custodian

Exhibit B

[Form of Collateral Agency Agreement]